This document is important and requires your immediate attention. If you are in doubt as to how to respond to the Yamana Offer, you should consult your investment dealer, stockbroker, lawyer or other professional advisor. Enquiries concerning the information in this document should be directed to Georgeson, the information agent retained by Meridian, at one of the telephone numbers listed on the back page of this Directors’ Circular.

DIRECTORS’ CIRCULAR

RECOMMENDING

REJECTION

OF THE OFFER BY

Yamana Gold Inc.

TO PURCHASE ALL OF THE OUTSTANDING COMMON SHARES

OF

Meridian Gold Inc.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT MERIDIAN SHAREHOLDERS

REJECT

THE YAMANA OFFER AND NOT TENDER THEIR MERIDIAN SHARES

Notice to United States Shareholders

The Yamana Offer is in respect of securities of a Canadian issuer that is subject to continuous disclosure requirements in Canada. Shareholders should be aware that these requirements are different from those in the United States. The financial statements of Meridian are prepared in accordance with Canadian generally accepted accounting principles and thus may not be comparable to financial statements of United States companies. The enforcement by United States shareholders of civil liabilities under United States federal securities laws may be adversely affected by the fact that Meridian is a corporation incorporated under the laws of Canada, that some of its directors and officers are residents of Canada and that a majority of its assets are located outside the United States.

July 31, 2007

July 31, 2007

Dear Fellow Meridian Shareholder:

On July 19, 2007, Yamana Gold Inc. (“Yamana”) announced that it had filed documents with Canadian and United States securities regulators relating to its unsolicited offer to purchase all of the outstanding common shares (the “Meridian Shares”) of Meridian Gold Inc. (“Meridian”) for consideration of 2.235 common shares of Yamana (“Yamana Shares”) plus C$3.15 in cash for each Meridian Share (the “Yamana Offer”). Concurrently, Yamana also filed with Canadian and United States securities regulators its business combination agreement with Northern Orion Resources Inc., which is conditional upon the acquisition by Yamana of 66 2/3% of the outstanding Meridian Shares on a fully-diluted basis. The Yamana Offer is conditional upon, among other things, waiver or satisfaction of all conditions to the completion of the transaction set out in the business combination agreement with Northern Orion. By now, you have likely received materials from Yamana asking you to tender your Meridian Shares to the Yamana Offer.

Your Board of Directors has carefully reviewed and considered the Yamana Offer. Based on this review, your Board unanimously recommends that you REJECT the Yamana Offer and NOT TENDER your Meridian Shares to the Yamana Offer.

The reasons for the Board’s recommendation are detailed in the attached Directors’ Circular. We strongly encourage you to read the Directors’ Circular carefully and in its entirety. As described in more detail in the Directors’ Circular, the reasons for the Board of Directors’ unanimous rejection of the Yamana Offer include:

•	The Yamana Offer fails to adequately compensate Meridian shareholders for the value of Meridian’s world-class asset base and its successful exploration, development and operating track record.

•	The Yamana Offer fails to adequately compensate Meridian shareholders for Meridian’s very attractive development pipeline that will support significant near- and long-term growth.

•	The Yamana Offer does not reflect an adequate premium for control of Meridian.

•	The value of the Yamana Shares is uncertain and is subject to significant risks, including risk associated with base metals exposure and project development risk.

•	The Yamana Offer is extremely complex and highly conditional.

•	The Yamana Offer is not a permitted bid under Meridian’s shareholder rights plan.

•	The Board of Directors is exploring value-maximizing alternatives.

In addition, each of Meridian’s financial advisors, BMO Capital Markets and Goldman, Sachs & Co., has provided a written opinion to Meridian’s Board of Directors that, on the basis of the assumptions, limitations and qualifications set forth in the opinion delivered by each of them, as of the date of such opinion, the consideration to be paid pursuant to the Yamana Offer was inadequate, from a financial point of view, to Meridian shareholders.

The Board of Directors cautions shareholders that tendering into the Yamana Offer before the Board and its advisors have had an opportunity to fully explore all available alternatives to the Yamana Offer may preclude the possibility of a superior alternative transaction emerging.

We are confident that you will conclude, as we have, that the Yamana Offer fails to provide full value for the Meridian Shares and is an attempt by Yamana to acquire Meridian without offering adequate consideration to Meridian shareholders.

For the above reasons, we urge you to REJECT the Yamana Offer and NOT TENDER your Meridan Shares to the Yamana Offer. If you have already tendered any of your Meridian Shares, you should withdraw them immediately. Shareholders who have tendered Meridian Shares to the Yamana Offer and who wish to obtain advice or assistance in withdrawing their Meridian Shares are urged to contact their broker or Georgeson, the information agent retained by Meridian, at one of the telephone numbers listed below. Georgeson is available to respond to enquiries surrounding the information in the attached Directors’ Circular.

On behalf of the Board of Directors of Meridian, we thank you for your continued support.

Sincerely,

Brian J. Kennedy	Edward C. Dowling
Chairman of the Board of Directors	President, Chief Executive Officer and Director

Meridian shareholders requiring advice or assistance are urged to contact:

GEORGESON

North American Toll Free Number: 1-888-605-7618
Bankers and Brokers Call Collect: 1-212-440-9800

QUESTIONS AND ANSWERS ABOUT THE INADEQUATE OFFER FROM YAMANA GOLD INC.

Should I accept or reject the Yamana Offer?

Your Board of Directors unanimously recommends that Meridian Shareholders REJECT the Yamana Offer and NOT TENDER their Meridian Shares.

How do I reject the Yamana Offer?

You do not need to do anything. DO NOT TENDER your Meridian Shares.

Can I withdraw my Meridian Shares if I have already tendered?

YES.  According to the Yamana Circular, you can withdraw your Meridian Shares: (a) at any time until your Meridian Shares have been taken up by Yamana; (b) if your Meridian Shares have not been paid for by Yamana within three business days after having been taken up by Yamana; (c) up until the tenth day following the day Yamana files a notice announcing that it has changed or varied the Yamana Offer unless, among other things, prior to filing such notice Yamana has taken up your Meridian Shares or the change in the Yamana Offer consists solely of an increase in the consideration offered and the Yamana Offer is not extended for more than ten days; or (d) at any time after the 60-day period following the commencement of the Yamana Offer, provided that Yamana has not taken up your Meridian Shares.

How do I withdraw my Meridian Shares?

We recommend you contact your broker or Georgeson, the information agent retained by Meridian, at one of the telephone numbers listed at the end of this Q&A for information on how to withdraw your Meridian Shares.

Why does the Board of Directors believe that the Yamana Offer should be rejected?

The Board of Directors believes that the Yamana Offer fails to provide full value for the Meridian Shares and is an attempt by Yamana to acquire Meridian without offering adequate consideration to Meridian Shareholders. The following is a summary of the principal reasons for the unanimous recommendation of the Board of Directors to Meridian Shareholders that they REJECT the Yamana Offer and NOT TENDER their Meridian Shares:

•	The Yamana Offer fails to adequately compensate Meridian Shareholders for the value of Meridian’s world-class asset base and its successful exploration, development and operating track record.

•	The Yamana Offer fails to adequately compensate Meridian for its very attractive development pipeline that will support significant near- and long-term growth.

•	The Yamana Offer does not reflect an adequate premium for control of Meridian.

•	The value of the Yamana Shares is uncertain and is subject to significant risks, including risk associated with base metals exposure and project development risk.

•	The Yamana Offer is extremely complex and highly conditional.

•	The Yamana Offer is not a permitted bid under the Rights Plan.

•	The Board of Directors is exploring value-maximizing alternatives.

In addition, each of Meridian’s financial advisors, BMO Capital Markets and Goldman, Sachs & Co., has provided a written opinion to Meridian’s Board of Directors that, on the basis of the assumptions, limitations and qualifications set forth in the opinion delivered by each of them, as of the date of such opinion, the consideration to be paid pursuant to the Yamana Offer was inadequate, from a financial point of view, to Meridian Shareholders.

A description of the reasons for the unanimous recommendation of the Board of Directors is included on pages 4 to 14 of this Directors’ Circular.

REJECT THE YAMANA OFFER AND DO NOT TENDER YOUR MERIDIAN SHARES

i

What is the Board of Directors doing in response to the Yamana Offer?

In response to the Yamana Offer, the Board of Directors has been working, together with Meridian’s management and financial and legal advisors, to develop, review and evaluate a range of alternatives consistent with the Board of Directors’ focus on maximizing value to Meridian Shareholders. These alternatives include building upon existing value-enhancing initiatives, as well as engaging in discussions with third parties regarding strategic alternatives.

Are the directors and executive officers of Meridian planning to tender their Meridian Shares to the Yamana Offer?

All of the directors and executive officers of Meridian have indicated their intention to NOT tender their Meridian Shares to the Yamana Offer.

My broker advised me to tender my Meridian Shares. Should I?

NO.  The Board of Directors has unanimously recommended that Meridian Shareholders REJECT the Yamana Offer and NOT TENDER their Meridian Shares. You should be aware that Yamana’s financial advisors intend to establish a soliciting dealer group and that Yamana has agreed to pay brokers for tenders of Meridian Shares to the Yamana Offer.

The media has referred to this as a “hostile” take-over bid. Is that true?

YES.  In a friendly take-over, the two companies work together to come to an agreement that would enhance shareholder value. Yamana, however, initiated its offer without the support of Meridian. Given this, the Yamana Offer should be considered a hostile offer, and the Board of Directors has been working, together with its financial and legal advisors, to develop, review and evaluate a range of alternatives consistent with the Board of Directors’ focus on maximizing value to Meridian Shareholders.

Will I have protections if Yamana buys more than 50% of Meridian and I don’t sell?

YES.  In Canada, corporate and securities legislation and regulations contain protections for minority shareholders. See “Minority Shareholder Protections”.

Do I have to decide now?

NO.  You do not have to take any action at this time. The Yamana Offer is scheduled to expire on August 27, 2007 and is subject to a number of conditions that have yet to be satisfied. Given that the Board of Directors is considering a range of alternatives consistent with the Board of Directors’ focus on maximizing shareholder value, the Board of Directors recommends that you not take any action until closer to the expiry date of the Yamana Offer to ensure that you are able to consider all of the options then available to you.

If you have already tendered Meridian Shares to the Yamana Offer and you decide to withdraw these Meridian Shares from the Yamana Offer, you must allow sufficient time to complete the withdrawal process prior to the expiry of the Yamana Offer. For more information on how to withdraw your Meridian Shares, you should contact your broker or Georgeson, the information agent retained by Meridian, at one of the numbers listed below.

Who do I ask if I have more questions?

Your Board of Directors recommends that you read the information contained in this Directors’ Circular. Please contact Georgeson, the information agent retained by Meridian, with any questions or requests for assistance that you might have.

TELEPHONE NUMBERS FOR GEORGESON

North American Toll Free Number: 1-888-605-7618
Bankers and Brokers Call Collect: 1-212-440-9800

REJECT THE YAMANA OFFER AND DO NOT TENDER YOUR MERIDIAN SHARES

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Directors’ Circular, including the discussion of the reasons for the Board of Directors’ unanimous recommendation that Meridian Shareholders reject the Yamana Offer and not tender their Meridian Shares, contains forward-looking information (as defined in the Securities Act (Ontario)) and forward-looking statements (as defined in the United States Securities Exchange Act of 1934, as amended) that are based on expectations, estimates and projections as of the date of this Directors’ Circular. These forward-looking statements can often, but not always, be identified by the use of forward-looking terminology such as “plans”, “predicts”, “expects” or “does not expect”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases, or statements that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved.

Examples of such forward-looking statements in this Directors’ Circular include, but are not limited to expectations as to: currency and exchange rates; the prices, production levels and supply of and demand for gold, silver, copper, zinc, molybdenum and other commodities produced or held by Meridian, Yamana or Northern Orion; stock prices; the future value of Yamana assuming completion of Yamana’s acquisition of Northern Orion and Yamana’s acquisition of at least 66 2/3% of the Meridian Shares; the prospects for exploration and development of projects by Meridian or Yamana; geopolitical risk exposure; and whether or not an alternative transaction superior to the Yamana Offer will emerge. Actual results and developments (including forecasts of production, earnings and cash flow) are likely to differ, and may differ materially, from those expressed or implied by the forward-looking statements contained in this Directors’ Circular.

Forward-looking statements contained in this Directors’ Circular are based on a number of assumptions that may prove to be incorrect, including, but not limited to: the value of the assets of Meridian, Yamana and Northern Orion; the successful completion of new development projects, planned expansions or other projects within the timelines anticipated and at anticipated production levels; the accuracy of reserve and resource estimates, grades, mine life and cash cost estimates; whether mineral resources can be developed; interest and exchange rates; the price of gold and other metals; the strength of the economic fundamentals of gold relative to other base metals; competitive conditions in the mining industry; title to mineral properties; financing requirements; general economic conditions; changes in laws, rules and regulations applicable to Meridian; and whether or not an alternative transaction superior to the Yamana Offer may emerge.

In addition to being subject to a number of assumptions, forward-looking statements in this Directors’ Circular involve known and unknown risks, uncertainties and other factors that may cause actual results and developments to be materially different from those expressed or implied by such forward-looking statements, including the risks identified under “Note Concerning Resource Calculations” as well as the risks identified in the filings by Meridian with the SEC and Canadian provincial securities regulatory authorities, including Meridian’s annual information form for the year ended December 31, 2006, dated March 28, 2007, and Meridian’s Annual Report on Form 40-F for the fiscal year ended December 31, 2006.

The Board of Directors believes that the expectations reflected in the forward-looking statements contained in this Directors’ Circular are reasonable, but no assurance can be given that these expectations will prove to be correct. In addition, although Meridian and the Board of Directors have attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. Accordingly, you should not place undue reliance on any forward-looking statements contained in this Directors’ Circular.

REJECT THE YAMANA OFFER AND DO NOT TENDER YOUR MERIDIAN SHARES

CURRENCY AND EXCHANGE RATES

All references to C$ contained herein are to Canadian dollars. All references to $ and US$ contained herein are to United States dollars. On June 27, 2007, the last trading day before the announcement of the Yamana Offer, the noon rate of exchange as reported by the Bank of Canada was US$1 = C$1.0716. On July 30, 2007, the noon rate of exchange as reported by the Bank of Canada was US$1 = C$1.0686.

INFORMATION REGARDING YAMANA AND NORTHERN ORION

Certain information herein relating to Yamana, Northern Orion and the Yamana Offer has been derived from the Yamana Circular and other public sources. Neither the Board of Directors nor Meridian assumes any responsibility for the accuracy or completeness of such information or for any failure by either Yamana or Northern Orion to disclose events that may have occurred or that may affect the significance or accuracy of any such information.

NOTE CONCERNING RESOURCE CALCULATIONS

Information concerning mineral properties in this Directors’ Circular and Meridian’s disclosure documents filed with securities regulatory authorities has been prepared in accordance with the requirements of securities laws in effect in Canada, which differ from the requirements of United States securities laws. Without limiting the foregoing, these documents use the terms “measured resources”, “indicated resources” and “inferred resources”. United States shareholders are advised that, while such terms are recognized and required by Canadian securities laws, the SEC does not recognize them. Under United States standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. United States shareholders are cautioned not to assume that all or any part of measured or indicated resources will ever be converted into reserves. Further, inferred resources have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically. It cannot be assumed that all or any part of the inferred resources will ever be upgraded to a higher category. Therefore, United States shareholders are also cautioned not to assume that all or any part of the inferred resources exist, or that they can be mined legally or economically. Disclosure of contained ounces is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report resources as tonnage and grade in place without reference to unit measures. Accordingly, information concerning descriptions of mineralization, resources and reserves contained in this Directors’ Circular and Meridian’s disclosure documents may not be comparable to information made public by United States companies subject only to the reporting and disclosure requirements of the SEC.

National Instrument 43-101 — Standards of Disclosure for Mineral Projects (“NI 43-101”) is a rule developed by the Canadian Securities Administrators, which established standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Unless otherwise indicated, all resource estimates contained in this Directors’ Circular have been prepared in accordance with NI 43-101 and the Canadian Institute of Mining, Metallurgy and Petroleum Classification System. NI 43-101 permits a historical estimate made prior to the adoption of NI 43-101 that does not comply with NI 43-101 to be disclosed using the historical terminology if the disclosure: (a) identifies the source and date of the historical estimate; (b) comments on the relevance and reliability of the historical estimate; (c) states whether the historical estimate uses categories other than those prescribed by NI 43-101; and (d) includes any more recent estimates or data available.

REJECT THE YAMANA OFFER AND DO NOT TENDER YOUR MERIDIAN SHARES

SUMMARY

The information set out below is intended to be a summary only and is qualified in its entirety by the more detailed information appearing elsewhere in this Directors’ Circular. All capitalized terms in the summary have the meanings ascribed to such terms in the Glossary and elsewhere in this Directors’ Circular.

The Yamana Offer:	Yamana has offered to purchase all of the outstanding Meridian Shares for 2.235 Yamana Shares plus C$3.15 in cash for each Meridian Share.

Based on the closing price for the Yamana Shares on the TSX on July 30, 2007, the last trading day before the date of this Directors’ Circular, the implied offer price of the Yamana Offer was C$30.10 per Meridian Share.

As the Yamana Offer is open until 8:00 p.m. (Toronto time) on August 27, 2007, there is no need for Meridian Shareholders to take any action with respect to the Yamana Offer at this time. Meridian Shareholders who have tendered Meridian Shares to the Yamana Offer and who wish to obtain advice or assistance in withdrawing their Meridian Shares are urged to contact their broker or Georgeson, the information agent retained by Meridian, at one of the telephone numbers on the back page of this Directors’ Circular.

Unanimous Recommendation of the Board of Directors:	The Board of Directors unanimously recommends that Meridian Shareholders REJECT the Yamana Offer and NOT TENDER their Meridian Shares to the Yamana Offer.

Reasons for Rejection:	The Board of Directors has carefully reviewed and considered the Yamana Offer, with the benefit of advice from its financial and legal advisors. The following is a summary of the principal reasons for the unanimous recommendation of the Board of Directors to Meridian Shareholders that they REJECT the Yamana Offer and NOT TENDER their Meridian Shares to the Yamana Offer.

• The Yamana Offer fails to adequately compensate Meridian Shareholders for the value of Meridian’s world-class asset base and its successful exploration, development and operating track record.

• The Yamana Offer fails to adequately compensate Meridian Shareholders for Meridian’s very attractive development pipeline that will support significant near- and long-term growth.

• The Yamana Offer does not reflect an adequate premium for control of Meridian.

• The value of the Yamana Shares is uncertain and is subject to significant risks, including risk associated with base metals exposure and project development risk.

• The Yamana Offer is extremely complex and highly conditional.

• The Yamana Offer is not a permitted bid under the Rights Plan.

• The Board of Directors is exploring value-maximizing alternatives.

REJECT THE YAMANA OFFER AND DO NOT TENDER YOUR MERIDIAN SHARES

In addition, each of Meridian’s financial advisors, BMO Capital Markets and Goldman, Sachs & Co., has provided a written opinion to Meridian’s Board of Directors that, as of the date of such opinion, the consideration to be paid pursuant to the Yamana Offer was inadequate, from a financial point of view, to Meridian Shareholders.

Alternatives to the Yamana Offer:	In response to the Yamana Offer, the Board of Directors has been working, together with Meridian’s management and financial and legal advisors, to develop, review and evaluate a range of alternatives consistent with the Board of Directors’ focus on maximizing value to Meridian Shareholders. These alternatives include building upon existing value-enhancing initiatives, as well as engaging in discussion with third parties regarding strategic alternatives.

Tendering Meridian Shares to the Yamana Offer before the Board of Directors and its advisors have had an opportunity to fully explore all available alternatives to the Yamana Offer may preclude the possibility of a superior alternative transaction emerging.

Rejection of the Yamana Offer by Directors and Executive Officers:	All of the directors and executive officers of Meridian have informed Meridian that they will reject the Yamana Offer and not tender their Meridian Shares to the Yamana Offer.

REJECT THE YAMANA OFFER AND DO NOT TENDER YOUR MERIDIAN SHARES

DIRECTORS’ CIRCULAR

Capitalized words and terms in this Directors’ Circular have the same meanings as set forth in the Glossary and elsewhere in this Directors’ Circular. The information contained in this Directors’ Circular is given as of July 30, 2007, except as otherwise indicated.

This Directors’ Circular is issued by the board of directors (the “Board of Directors” or the “Board”) of Meridian Gold Inc. (“Meridian”) in connection with the offer made by Yamana Gold Inc. (“Yamana”) to acquire all of the outstanding common shares of Meridian (“Meridian Shares”) for 2.235 common shares of Yamana (“Yamana Shares”) plus C$3.15 in cash for each Meridian Share (the “Yamana Offer”), upon the terms and subject to the conditions set forth in the Yamana offer to purchase and accompanying circular dated July 19, 2007 (collectively, the “Yamana Circular”). Yamana indicated by press release that the Yamana Circular was mailed to Meridian Shareholders on July 19, 2007.

Based on the closing price for the Yamana Shares on the Toronto Stock Exchange (the “TSX”) on July 30, 2007, the last trading day before the date of this Directors’ Circular, the implied offer price of the Yamana Offer was C$30.10 per Meridian Share.

The Yamana Offer is currently scheduled to expire on August 27, 2007, unless extended or withdrawn.

UNANIMOUS RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS HAS UNANIMOUSLY CONCLUDED THAT THE YAMANA OFFER FAILS TO PROVIDE FULL VALUE TO MERIDIAN SHAREHOLDERS. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT MERIDIAN SHAREHOLDERS REJECT THE YAMANA OFFER AND NOT TENDER THEIR MERIDIAN SHARES.

REJECT THE YAMANA OFFER AND DO NOT TENDER YOUR MERIDIAN SHARES

ANALYSIS AND REASONS FOR REJECTING THE YAMANA OFFER

1.	The Yamana Offer fails to adequately compensate Meridian Shareholders for the value of Meridian’s world-class asset base and its successful exploration, development and operating track record.

World-class asset base

•	Through a proven strategy of organic growth and targeted acquisitions, Meridian has assembled a portfolio of world-class, low cash cost, high-grade, profitable precious metal mines in politically stable jurisdictions.

•	Meridian’s cash costs have historically been very low, averaging US$59 per gold ounce on a by-product basis from 2001-2006. Meridian’s flagship asset, El Peñón, has an exceptional history of efficient and profitable operation, with cash costs of US$32 per gold ounce on a by-product basis over the same period.

•	In 2006, Meridian reported cash costs of production of negative US$22 per ounce on a by-product basis, which was among the lowest in the industry according to GFMS.[1]

•	In comparison, Yamana’s 2006 reported cash costs were US$326 per ounce produced.[2]

2006 Gold Industry Cash Cost Curve3

•	Meridian’s high-grade precious metal deposits have an average grade of 11.1 grams per tonne (“g/t”)[4] on a gold equivalent ounce (“GEO”) basis.

•	Meridian’s assets are located in highly prospective regions, with all of Meridian’s producing assets located within jurisdictions characterized by low geopolitical risk.[5] The combination of these factors creates an environment conducive to sustainable growth.

1 GFMS Limited Gold Survey 2007.
2 Yamana’s Management’s Discussion & Analysis for the year ended December 31, 2006.
3 GFMS Limited Gold Survey 2007.
4 Based on Proven & Probable Reserves plus Measured & Indicated Resources. Please refer to Schedule E for important information with respect to the resources and reserves of Meridian.
5 Fraser Institute’s Policy Potential Index, Fraser Institute Annual Survey of Mining Companies 2006/2007.

REJECT THE YAMANA OFFER AND DO NOT TENDER YOUR MERIDIAN SHARES

•	Meridian’s precious metal assets are highly strategic and marketable since (i) such assets are difficult to discover or acquire, and (ii) the lack of precious metal discoveries to sustain or grow current production levels is currently driving industry consolidation. The Board of Directors believes that the Yamana Offer fails to adequately compensate Meridian Shareholders for the significant strategic and scarcity value of these assets.

Meridian’s Asset Portfolio
(Percentage of interest shown below)

Meridian has a proven track record of value creation through industry-leading exploration, development and operating success

•	For more than 20 years, Meridian and its predecessors have been successfully discovering, developing and operating precious metal mines. Through a focus on organic growth, supplemented by disciplined acquisitions, Meridian has assembled a world-class portfolio of producing mines and a strong development pipeline, all at very attractive discovery and acquisition costs.

•	Since 1996, Meridian has discovered 4.6 million gold ounces[6] at an average cost of US$15 per gold ounce. This compares favorably to the estimated average cost of discovery of major gold deposits of US$39 per gold ounce.[7] Meridian has also acquired resources at attractive costs. For instance, Minera Florida was acquired at

6 Measured & Indicated Resources and Proven & Probable Reserves. Please refer to Schedule E for important information with respect to the resources and reserves of Meridian.
7 Metals Economics Group (“MEG”), Strategies for Gold Reserves Replacement, Table 3: Resources in New Discoveries Relative to World Gold Production (overview of 84 “large discoveries” from 1992-2005). “Large discoveries” defined as a potentially economic deposit of at least 2.5 million oz of gold in defined resources. US$39 per ounce figure based upon cost of discovery for subset of 44 large discoveries made between 1996 and 2005. Meridian’s discovery cost was not calculated by MEG and therefore may not be strictly comparable.

REJECT THE YAMANA OFFER AND DO NOT TENDER YOUR MERIDIAN SHARES

a cost of US$86 per gold ounce, compared to the average US$107 per gold ounce estimates for recent significant gold acquisitions.[8]

•	Exploration and acquisition activity have driven the strong growth of Meridian’s resource base, with an average of 1.4 million of net GEO being added per annum since 2001, representing a compound annual growth rate (“CAGR”) in Measured & Indicated Resources of 18.8%.[9]

Meridian’s Resource Base and Net Additions per Annum (‘000 oz GEO)10

•	Meridian has been highly successful in bringing new discoveries and acquired resources into production. For example, over the last ten years, Meridian has expanded El Peñón from 2.4 million GEO of combined resources[11] to 8.5 million GEO of combined resources.[12]

•	Meridian has a track record of consistently high profitability, driven by its proven strategy of organic growth, disciplined acquisitions, effective development and efficient operations. For the past five years, Meridian has generated 62% profit on each gold ounce produced.[13]

8 MEG, Strategies for Gold Reserves Replacement, Table 19: Significant Acquisitions of Gold in Reserves and Gold Equivalent Resources (overview of 99 “significant acquisitions” from 1995-2005). “Significant acquisitions” defined as acquisition of a deposit or company with an acquisition price of $50 million or more, or that held reserves of at least 1 million ounces of gold at the time of the transaction. US$107 per ounce figure based upon cost of acquisition for subset of 33 significant acquisitions occurring from 2003-2005. Meridian’s acquisition cost was not calculated by MEG and therefore may not be strictly comparable. Meridian’s acquisition cost based on Proven & Probable Reserves, Measured & Indicated Resources and Inferred Resources.
9 Adjusted for production.
10 Total resource number adjusted to include cumulative production since 2001. CAGR represents implied annual growth of Measured & Indicated Resources (inclusive of Proven & Probable Reserves) from 2001 to 2006, adjusted for cumulative production. Totals may not add due to rounding.
11 This figure is based on resources calculated in 1996, prior to the implementation of NI 43-101. This is a historical estimate and is not in compliance with CIM classifications under NI 43-101. Although the figure cannot be relied upon, it is believed relevant and is a good indication of the tonnage and grade of the resources in respect of the deposit.
12 This figure includes 4.8 million GEO of Measured & Indicated Resources, 1.0 million GEO of Inferred Resources and 2.7 million GEO of production. Please refer to Schedule E for important information with respect to the resources and reserves of Meridian.
13 These measures differ from measures determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance or liquidity prepared in accordance with GAAP. These measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP.

REJECT THE YAMANA OFFER AND DO NOT TENDER YOUR MERIDIAN SHARES

•	Since 1981, Meridian and its predecessors have discovered, constructed and put into production six mines and produced approximately 6.9 million ounces of gold and 64 million ounces of silver.

•	The Yamana Offer fails to adequately compensate Meridian Shareholders for Meridian’s intrinsic value and successful track record.

2.	The Yamana Offer fails to adequately compensate Meridian for its very attractive development pipeline that will support significant near- and long-term growth.

•	Meridian’s robust exploration and development pipeline includes expansion projects at its current producing mines, El Peñón and Minera Florida, as well as prospective new projects such as Mercedes, Amancaya, Jeronimo and La Pepa.

Significant growth prospects at El Peñón

•	Meridian’s land position of 750 square kilometers at El Peñón possesses proven exploration potential. The discoveries of the Fortuna and Dorada deposits in 2004, the Dominador and Providencia deposits in 2005, the Al Este deposit in 2006 and the discovery of the Esmeralda vein this year underscore Meridian’s exploration success at El Peñón. Management expects that consistent resource growth at El Peñón will continue into the future. Many of the veins and structures continue to demonstrate mineralization along strike and down dip, and potential remains to identify new veins between and along existing structures.

•	Meridian’s history of profitable development continues with the planned expansion of the El Peñón mill to 2,800 tonnes per day, allowing for the exploitation of the nearby Fortuna vein. In addition, Meridian has received permits to further expand mill capacity to 3,500 tonnes per day, which will facilitate profitable extraction of the high-grade Amancaya project located 120 kilometers south of the core El Peñón area and other potential deposits within the broader region.

Significant growth prospects at Minera Florida

•	Meridian is applying its experience in developing high-grade vein deposits to transform the under-capitalized and under-explored Minera Florida property into a highly-profitable, core asset.

•	Since its acquisition of Minera Florida in 2006, Meridian has added more than 650,000 GEO of reserves and resources[14] through its exploration efforts, with discoveries of new deposits located immediately west of the existing mine. The drilling results obtained last year at Peumo, Hallazgo and Tribuna and new discoveries at Veta Tea and Marisol continue to support Meridian’s belief that the Alhue district holds substantial upside for additional economic discoveries. Ongoing exploration is focusing on extending these and other mineralized structures to provide a minimum of ten years of mine life at an expanded operating capacity.

•	As a result of the exploration and development successes at Minera Florida, Meridian is expanding the mill from its current 1,150 tonnes per day to 2,400 tonnes per day by the end of 2008, which management believes will increase the current production of 65,000 ounces of gold per year to 110,000 ounces of gold per year.

Significant growth prospects at Mercedes

•	Meridian is continuing its aggressive exploration program on its wholly-owned Mercedes project in Sonora, Mexico. Results from the primary Corona de Oro ore shoot on the Mercedes vein are highly encouraging with core holes intersecting high-grade ore mineralization over average widths in excess of five meters. The Corona de Oro ore shoot has now been traced over a vertical range of 415 meters and a strike length of 400 meters and remains open in all directions. Meridian has also discovered additional ore shoots along the Mercedes vein that are impressive in both their grade and dimensions.

14 Composed of GEO of Measured & Indicated Resources and GEO of Inferred Resources. Please refer to Schedule E for important information with respect to the resources and reserves of Meridian.

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•	In addition to the Mercedes vein, Meridian has discovered and is exploring another eight identified gold-containing veins, including Rey de Oro and Klondike among others. Initial indications suggest similar types of mineralization to the Mercedes vein. Drilling completed in 2006 returned ore grade precious metals values and widths from the Rey de Oro, Klondike and Lupita veins, further demonstrating the significant potential of the Mercedes project.

Continued, aggressive exploration program

•	Meridian remains highly focused on exploration in the Americas. Expenditures on exploration have averaged approximately $20 million per year over the last five years, and Meridian management expects approximately $28 million to be spent on exploration activities during fiscal 2007.

•	The 56.7% owned Jeronimo project is held in a strategic partnership with Chile’s Corporacion Nacional del Cobre. Meridian has completed an intensive drill program to confirm the resource and a technical report pursuant to NI 43-101 is expected to be released during the fourth quarter of 2007.

•	Since 2004, Meridian has been exploring the La Pepa project in Northern Chile, a property located 150 kilometers east of the city of Copiapo. Meridian has completed preliminary scoping studies on the Cavancha porphyry and will commence a program of infill drilling in 2007 in order to complete a NI 43-101 resource estimate.

•	The Yamana Offer fails to adequately compensate Meridian Shareholders for Meridian’s growth prospects and proven track record of successfully delivering projects from exploration through development and into profitable production.

3.	The Yamana Offer does not reflect an adequate premium for control of Meridian.

•	Yamana is seeking to acquire control of Meridian without paying an adequate premium for that control. The notional 20% premium[15] represented by the Yamana Offer is inadequate and is substantially below premiums paid in other relevant unsolicited metals and mining transactions, which have averaged 53% since January 1, 2000.[16]

Precedent Takeover Premiums17

Source: Thomson Financial

15 Premium to the closing price for Meridian Shares on the TSX on May 28, 2007, 20 trading days prior to the first trading day following the announcement of Yamana’s proposal.
16 Thomson Financial.
17 Precedent median take-over premiums based on target’s unaffected stock price, generally 20 trading days prior to announcement date, for transactions greater than $1.0 billion from January 1, 2000 to July 30, 2007.

REJECT THE YAMANA OFFER AND DO NOT TENDER YOUR MERIDIAN SHARES

•	Since June 27, 2007, a rising gold price environment has resulted in an increase in the Philadelphia Gold & Silver Index (XAU)[18] of approximately 10.6% (on a C$ basis) through July 30, 2007. If Meridian’s undisturbed share price at June 27, 2007 had risen by the same measure, the implied offer price of the Yamana Offer as at July 30, 2007 would represent a one-day premium of only 3.9%, in contrast to the notional premium of 20% presented in the chart above.

Estimation of Meridian’s Hypothetical Unaffected Stock Price (“HUSP”)19

Source: Bloomberg as at July 30, 2007

4.	The value of the Yamana Shares is uncertain and is subject to significant risks, including risk associated with base metals exposure and project development risk.

•	Approximately 90% of the consideration in the Yamana Offer, as of the date of this Directors’ Circular, consists of Yamana Shares which, if the Yamana Offer is successful, would represent shares of a combined entity that would include the businesses of Yamana, Meridian and Northern Orion.

•	The value of the Yamana Shares is uncertain and is subject to significant risks including:

—	Risk associated with base metal exposure

—	Project development and financing risk

—	Risk of future shareholder dilution through Yamana’s failure to focus on disciplined growth

18 The Philadelphia Gold & Silver Index includes AngloGold Ashanti Ltd., Barrick Gold Corp., Coeur D’Alene Mines Corp., Freeport McMoRan Copper & Gold Inc., Gold Fields Ltd., Goldcorp Inc., Harmony Gold Mining Inc., Kinross Gold Corp., Meridian, Newmont Mining Corp., Pan American Silver Corp., Randgold Resources Ltd., Royal Gold Inc., Silver Standard Resources Inc., and Yamana.
19 Hypothetical unaffected stock price calculated as Meridian’s closing price of C$26.21 on the TSX on June 27, 2007, increased by the percent change from June 27 to July 30, 2007 at the relevant benchmarks. Mid-tier Americas composite includes Agnico-Eagle Mines Limited, Compañia de Minas Buenaventura, IAMGold Corporation and Kinross Gold Corp.

REJECT THE YAMANA OFFER AND DO NOT TENDER YOUR MERIDIAN SHARES

Risk Associated with Base Metal Exposure

•	Precious metals currently comprise 98% of Meridian’s resource base. The Yamana Offer would result in significant base metals exposure to Meridian Shareholders. Yamana currently has a ratio of 69% precious metals to 31% base metals. Base metal companies typically trade in the public markets at lower valuation multiples than precious metal companies. Assuming completion of the Northern Orion transaction and the Yamana Offer, the combined company would have a ratio of 41% precious metals to 59% base metals.

2006 Resource Mix[20] by Commodity (In-situ Value Basis)[21]
Meridian Status Quo	Pro Forma Yamana, Meridian & Northern Orion

Source:  Public filings
Note:  Totals may not add due to rounding.

•	Given Yamana’s existing exposure to copper, Yamana Shares are highly sensitive to the price of copper. Long term price estimates by the Equity Research community and the current forward trading curves indicate that gold is expected to significantly outperform copper in the future.[22] The Yamana Offer, if successful, would dilute the exposure of Meridian Shareholders to the value potential of the anticipated outperformance of gold relative to copper.

Project Development and Financing Risk

•	Assuming completion of the Northern Orion transaction and the Yamana Offer, Meridian Shareholders would be subject to the downside risks associated with Northern Orion’s highly speculative Agua Rica project, which would represent approximately 61% of the combined companies’ total resources. This asset has not received permits and Northern Orion’s feasibility study shows that it has negative net present value at copper prices between $1.00-1.50 per pound, which approximate the current Equity Research community consensus long-term copper price estimate of $1.30 per pound. The ability of Northern Orion or Yamana to economically integrate Agua Rica with Baja de la Alumbrera is highly speculative and uncertain.

•	These risks are further exacerbated by Yamana’s and Northern Orion’s limited development and operating experience.

Risk of Future Shareholder Dilution Through Yamana’s Failure to Focus on Disciplined Growth

•	Yamana has a history of growth through acquisitions that have resulted in steady dilution of its shareholder base. Since 2003, Yamana has increased its fully-diluted share count by 533% while increasing its total resource base by only 135%.[23] Over the same period, Meridian has increased its total resource base by

20 Please refer to Schedule E for important information with respect to the resources and reserves of Meridian.
21 In-situ value is based on long-term Equity Research community estimates.
22 Forward trading curve pricing as per Bloomberg, July 30, 2007.
23 Based on Yamana public filings.

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42%[24] while increasing its fully-diluted share count by only 1%. Consequently, Yamana’s resources per share have declined by 63% since 2003, while Meridian’s resources per share have increased by more than 40% over the same period.

Meridian’s Total Resources per Share[25]	Yamana’s Total Resources per Share[26]
Indexed to 2003	Indexed to 2003

•	Yamana’s failure to focus on a disciplined balance between resource growth and shareholder dilution has resulted in a return on capital employed (“ROCE”) that consistently trails Meridian’s over the past one year, three year and five year periods.

Return on Capital Employed (ROCE)27 — Meridian vs. Yamana

Prior Year (2006)	Prior 3 Years (2004-06)	Prior 5 Years (2002-06)

Source: Yamana and Meridian public filings.

24 Please refer to Schedule E for important information with respect to the resources and reserves of Meridian.
25 Based on reserve and resource data and weighted average fully-diluted shares at fiscal year end as per Meridian annual reports and other public filings. 2003 resources per share for each of Meridian and Yamana indexed to 100 and subsequent years compared to index to determine increase or decrease per year.
26 Based on reserve and resource data and weighted average fully-diluted shares at fiscal year end as per Yamana annual reports and other public filings. 2003 resources per share for each of Meridian and Yamana indexed to 100 and subsequent years compared to index to determine increase or decrease per year.
27 ROCE is defined as operating income divided by the average of the difference of total assets and total liabilities at the beginning and end of the year. Operating income and balance sheet items adjusted for gross and net impact of impairment charges on mineral properties, respectively.

REJECT THE YAMANA OFFER AND DO NOT TENDER YOUR MERIDIAN SHARES

•	The net asset value per share (“NAVPS”) trading multiple that a combined company would receive in the market is uncertain and is likely to be lower than Meridian’s or Yamana’s undisturbed multiple, based on the significant lower market multiple received for Northern Orion as well as the increased base metals exposure, increased development risk and increased geopolitical risk of the combined company.

Comparison of NAVPS Trading Multiples

                 Multiples at June 27, 2007 (28)              Blended Multiple at June 27, 2007 (29)

Source:  Price data from Bloomberg as of June 27, 2007; NAVPS estimates based on the median of available Equity Research community estimates for Meridian (17 estimates), Yamana (10 estimates) and Northern Orion (4 estimates).

5.	The Yamana Offer is extremely complex and highly conditional.

•	Meridian Shareholders are being asked to tender their Meridian Shares in an extremely complex and highly conditional three-way transaction without additional compensation for such risk. Yamana’s obligation to purchase Meridian Shares tendered to the Yamana Offer is subject to 13 conditions.

•	In addition, the Yamana Offer is subject to satisfaction or waiver of the various conditions of the Northern Orion transaction. For example, Yamana would not have an obligation to purchase Meridian Shares tendered if Northern Orion shareholders fail to approve the combination of Yamana and Northern Orion (requiring 75% of the votes cast on the arrangement resolution), or if Northern Orion terminates its agreement with Yamana in order to accept a superior offer from a third party.

•	In addition, Yamana has the right to terminate the Northern Orion agreement if Yamana’s financial advisor has withdrawn its fairness opinion “as a result of any corporate action of Northern Orion permitted or contemplated in the Disclosure Memorandum.”[30] Neither Yamana nor Northern Orion has publicly filed this “Disclosure Memorandum”, nor is it described in the Yamana Circular, and thus the Board of Directors and Meridian Shareholders are unable to determine the full scope of the conditionality of the already highly conditional Yamana Offer.

•	A number of the conditions to the Yamana Offer are not subject to materiality thresholds or other objective criteria and provide Yamana with a broad range of grounds upon which it may decline to proceed with the Yamana Offer. Accordingly, Meridian Shareholders who tender to the Yamana Offer would, in effect, be granting Yamana an option with respect to their Meridian Shares.

•	Meridian Shareholders are not being adequately compensated for participation in an extremely complex and highly conditional offer.

28 Assumes June 27, 2007 closing stock prices for Meridian, Yamana and Northern Orion and Equity Research community consensus analyst median NAV estimates for each company.
29 Based on the Yamana, Meridian and Northern Orion status quo NAVPS trading multiples (as of June 27, 2007), weighted by the relevant enterprise values of the respective companies.
30 Business combination agreement dated July 19, 2007 between Yamana and Northern Orion.

REJECT THE YAMANA OFFER AND DO NOT TENDER YOUR MERIDIAN SHARES

6.	The Yamana Offer is not a permitted bid under the Rights Plan.

•	The Yamana Offer is not a “Permitted Bid” under the Rights Plan approved by Meridian Shareholders. To be a Permitted Bid, a take-over bid must be open for at least 60 days and be accepted by the holders of more than 50% of the Meridian Shares (other than those Meridian Shares held by any Meridian Shareholder or group of Meridian Shareholders making a take-over bid). The Yamana Offer is open for acceptance for only 40 days. In addition, Yamana has retained the right to waive the condition that requires a minimum level of acceptance of the Yamana Offer by Meridian Shareholders. As a result, there is effectively no minimum acceptance level for the Yamana Offer.

•	The purpose of the Rights Plan is to provide the Board of Directors and Meridian Shareholders with sufficient time to properly consider any take-over bid made for Meridian and to allow enough time for competing bids and alternative proposals to emerge. The Rights Plan also seeks to ensure that all Meridian Shareholders are treated fairly in any transaction involving a change in control of Meridian and that all Meridian Shareholders have an equal opportunity to participate in the benefits of a take-over bid. The Rights Plan encourages potential acquirors to negotiate the terms of any offer for Meridian Shares with the Board of Directors or, alternatively, to make a Permitted Bid without the approval of the Board of Directors.

•	Yamana had the ability to make a Permitted Bid because the Rights Plan was adopted and announced, and a copy publicly filed, prior to the Yamana Offer being commenced. Yamana chose not to make a Permitted Bid. The fact that Yamana chose not to make a Permitted Bid is inconsistent with the numerous statements made by Yamana in the Yamana Circular regarding its intentions to enter into a friendly transaction with Meridian.

7.	The Board of Directors is exploring value-maximizing alternatives.

•	In response to the Yamana Offer, the Board of Directors has been working, together with Meridian’s management and financial and legal advisors, to develop, review and evaluate a range of alternatives consistent with the Board’s focus on maximizing value to Meridian Shareholders. These alternatives include building upon existing value-enhancing initiatives, as well as engaging in discussions with third parties regarding strategic alternatives.

•	Tendering Meridian Shares to the Yamana Offer before the Board of Directors and its advisors have had an opportunity to fully explore all available alternatives to the Yamana Offer may preclude the possibility of a superior alternative transaction emerging.

•	As the Board of Directors continues to develop, review and explore existing initiatives and strategic alternatives, Meridian will continue to maintain its focus on the vigorous execution of its successful core strategy of organic growth.

8.	Each of Meridian’s financial advisors has provided a written opinion that, as of the date of such opinion, the consideration offered under the Yamana Offer was inadequate, from a financial point of view, to Meridian Shareholders.

•	The Board of Directors has received written opinions, dated July 30, 2007, from each of its financial advisors, BMO Capital Markets and Goldman, Sachs & Co., to the effect that, as of such date and based upon and subject to the assumptions, limitations and qualifications stated in their respective opinions, the consideration to be paid pursuant to the Yamana Offer was inadequate, from a financial point of view, to Meridian Shareholders. Copies of the opinions of BMO Capital Markets and Goldman, Sachs & Co. are attached to this Directors’ Circular as Schedules B and C, respectively.

•	The Board of Directors recommends that you read each of the opinions carefully and in its entirety for a description of the procedures followed, matters considered and limitations on the review undertaken. The descriptions and opinions do not constitute a recommendation to Meridian Shareholders as to whether they should tender their Meridian Shares to the Yamana Offer.

REJECT THE YAMANA OFFER AND DO NOT TENDER YOUR MERIDIAN SHARES

Conclusion and Recommendation

For the reasons outlined above, the Board of Directors believes that the Yamana Offer fails to provide full value for the Meridian Shares and is an attempt by Yamana to acquire Meridian without offering adequate consideration to Meridian Shareholders.

The Board of Directors unanimously recommends that Meridian Shareholders REJECT the Yamana Offer and NOT TENDER their Meridian Shares to the Yamana Offer.

Meridian Shareholders who have tendered Meridian Shares to the Yamana Offer and who wish to obtain advice or assistance in withdrawing their Meridian Shares are urged to contact their broker or Georgeson at one of the telephone numbers listed on the back page of this Directors’ Circular.

The foregoing summary of the information and factors considered by the Board of Directors includes the material information, factors and analysis considered by the Board of Directors in reaching its conclusion and recommendation. The members of the Board of Directors evaluated the various factors summarized above in light of their own knowledge of the business, financial condition and prospects of Meridian, and based upon the advice of Meridian’s financial and legal advisors. In view of the numerous factors considered in connection with their evaluation of the Yamana Offer, the Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to specific factors in reaching its conclusion and recommendation. In addition, individual members of the Board of Directors may have given different weight to different factors. The conclusion and unanimous recommendation of the Board of Directors was made after considering all of the information and factors involved. Meridian Shareholders should consider the terms of the Yamana Offer carefully and should come to their own decision as to whether to accept the Yamana Offer.

INTENTIONS WITH RESPECT TO THE YAMANA OFFER

Each of the directors and executive officers of Meridian has indicated that he has not, and does not intend to, accept the Yamana Offer. To the knowledge of the directors and executive officers of Meridian, after reasonable enquiry, none of their affiliates or associates who owns Meridian Shares has accepted or indicated an intention to accept the Yamana Offer. Meridian was unable to ascertain the intentions of its principal shareholder with respect to the Yamana Offer.

BACKGROUND OF THE YAMANA OFFER AND RESPONSE OF MERIDIAN

Historical Discussions between Meridian and Yamana

During 2005 and 2006, several brief conversations took place between Brian J. Kennedy, who was then Vice Chairman, President and Chief Executive Officer of Meridian, and Peter Marrone, Chairman and Chief Executive Officer of Yamana, in which Mr. Marrone expressed interest in exploring a potential business combination transaction between Yamana and Meridian. In each encounter, Mr. Kennedy indicated that Meridian did not see a basis for exploring a business combination with Yamana.

In August 2006, Goldman, Sachs & Co. and BMO Capital Markets were jointly retained by Meridian to review strategic alternatives and to provide financial advice with respect to potential transactions.

On October 24, 2006, the Board of Directors reviewed Meridian’s long-term plan with the advice and assistance of Meridian’s financial and legal advisors. The Board of Directors determined to continue Meridian’s strategy of organic growth and carefully targeted acquisitions.

On January 1, 2007, Edward C. Dowling became President and Chief Executive Officer of Meridian and Mr. Kennedy became Chairman of the Board of Directors.

In February 2007, at an industry meeting attended by representatives of both Meridian and Yamana, Mr. Marrone and Greg McKnight, Yamana’s Vice President, Business Development, approached Mr. Dowling and raised the prospect of a transaction between the two companies. No specific economic terms were discussed.

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Mr. Dowling wrote to Mr. Marrone in March 2007 to advise him that Meridian’s Board of Directors, after careful consideration, was not interested in pursuing such a transaction.

In early May 2007, Mr. Marrone invited Mr. Dowling to a social dinner in London, England, in connection with an industry meeting they would be attending the following month. At that dinner, which was held on June 15, 2007, Mr. Marrone outlined terms of a proposed three-way combination among Meridian, Yamana and Northern Orion and provided Mr. Dowling with a written analysis of the proposed transaction. Mr. Dowling stated that Meridian was not seeking to be acquired, but that he would take the proposal back to the Board of Directors. Mr. Dowling noted that if the Board of Directors determined that the proposal had merit, it would undertake a detailed review of its terms and its effects on Meridian Shareholders.

On June 16, 2007, at Mr. Marrone’s invitation, Mr. Dowling participated in a telephone conference with Mr. Marrone, David Cohen and Robert Cross, Northern Orion’s President and Chief Executive Officer and its Chairman, respectively, in which they discussed the proposal initiated by Mr. Marrone.

On June 17, 2007, Mr. Dowling received a telephone call from Mr. Marrone enquiring as to the status of Yamana’s proposal. Mr. Dowling again reiterated that any consideration by the Board of Directors of such a proposal would require a detailed due diligence review.

Following that conversation, on the same day, Yamana delivered to Meridian a written proposal with respect to a three-way combination among Yamana, Meridian and Northern Orion. The proposal was accompanied by a confidentiality agreement that included a provision granting exclusive negotiating rights to Yamana but which did not include a standstill provision with regard to Meridian Shares. Meridian determined that such provisions were not in its interest and did not sign the proposed confidentiality agreement.

On June 19, 2007, the Board of Directors met with representatives of Goldman, Sachs & Co. and BMO Capital Markets, both of which had been retained as financial advisors in connection with the proposal on the prior day, and Meridian’s Canadian counsel, Fraser Milner Casgrain LLP, to consider the proposal received from Yamana. The Board determined to authorize management to respond in writing that the Board would consider the transaction proposed, and would undertake a thorough review before responding to the proposal. On June 20, 2007 Meridian sent correspondence to that effect to Yamana.

The Yamana Offer

Although Meridian had yet to formally respond to Yamana’s proposal, on June 27, 2007, without previously informing Meridian, Yamana publicly announced its intention to make a take-over bid for Meridian. Yamana concurrently announced that it had entered into a business combination agreement with Northern Orion, which was conditional upon the acquisition by Yamana of 66 2/3% of the outstanding Meridian Shares on a fully-diluted basis. According to the Yamana announcement, the contemplated terms for the proposed three-way transaction were as follows: (i) Meridian Shareholders would receive 2.235 Yamana Shares plus C$3.15 in cash for each Meridian Share; and (ii) Northern Orion shareholders would receive 0.543 of a Yamana Share for each Northern Orion common share.

On June 28, 2007, the Board of Directors met to discuss the announcement by Yamana and received reports from Meridian’s management and Meridian’s financial advisors. The Board of Directors also was advised of its legal obligations by Fraser Milner Casgrain LLP, as well as Skadden, Arps, Slate, Meagher & Flom LLP, which had been retained as Meridian’s U.S. legal counsel that day. Following discussion, the Board of Directors determined that it would carefully review the announcement by Yamana as well as any offer actually made and that it would not comment further or speculate on any future course of action until completing such review. Later on June 28, 2007, Meridian issued a press release to this effect.

The Board of Directors met again on July 2, 2007, at which meeting the Board reviewed Yamana’s announced proposal in detail with Meridian’s management team and financial and legal advisors. Based on the information available at that time, including an updated report by Meridian’s financial advisors, the Board of Directors determined that the announced proposal did not provide a basis to enter into discussions with Yamana. The Board of Directors noted that no formal offer had been made and that, if and when a formal offer was commenced, the Board

REJECT THE YAMANA OFFER AND DO NOT TENDER YOUR MERIDIAN SHARES

of Directors would review such offer in due course and communicate with Meridian Shareholders as appropriate. On July 3, 2007, Meridian issued a press release to this effect.

On July 4, 2007, Mr. Dowling returned a previous phone call from Mr. Marrone. During the course of their conversation Mr. Dowling reiterated to Mr. Marrone the Board’s position that the announced proposal did not provide a basis to enter into discussions with Yamana.

On July 6, 2007, Yamana filed with U.S. and Canadian securities regulatory authorities a letter agreement between Yamana and Northern Orion, dated June 27, 2007, with respect to the proposed business combination between those companies. The letter agreement required the parties to negotiate in good faith and use their best efforts to enter into a definitive agreement providing for the business combination on or before July 14, 2007 and gave either party the right to terminate the letter agreement if a definitive agreement was not executed on or before that date. Also on July 6, 2007, Yamana sent a request pursuant to applicable securities laws to Meridian for a list of Meridian Shareholders and a list of non-objecting beneficial owners of Meridian Shares on whose behalf intermediaries held Meridian Shares.

On July 10, 2007, the Board of Directors met and passed a resolution to extend the Separation Time (as such term is defined in the Shareholders Rights Plan Agreement) to July 23, 2007.

On July 19, 2007, Yamana filed with the securities regulatory authorities a letter dated July 13, 2007 amending the letter agreement between Yamana and Northern Orion to change the date by which the parties agreed to enter into a definitive agreement to July 20, 2007.

Later on July 19, 2007, Mr. Marrone telephoned Mr. Dowling and told him that Yamana had commenced a formal offer for the Meridian Shares. Yamana issued a press release that evening announcing that it had filed formal offer documents with the U.S. and Canadian securities authorities with respect to the Yamana Offer and was commencing to mail the Yamana Circular to Meridian Shareholders.

Yamana’s formal offer documents were filed with the SEC on July 20, 2007.

On July 20, 2007, Meridian issued a press release advising that it had received notice of, and would review and evaluate, the Yamana Offer and urged Meridian Shareholders to refrain from taking any action until the Board of Directors issued a recommendation.

The Board of Directors met on July 21, 2007 with its financial and legal advisors for an initial review of the terms and conditions of the Yamana Offer and to review other materials prepared in advance of the Board’s annual strategy meeting, which had previously been scheduled for July 23 to 25, 2007. The Board also passed a resolution further extending the Separation Time to August 21, 2007 or such other date as the Board of Directors may determine.

On July 24 and July 25, 2007, the Board of Directors met with its management and received presentations relating to Meridian’s operations, resources and strategic plans. The Board of Directors also received presentations from its financial and legal advisors relating to the Yamana Offer and reviewed potential alternatives to the Yamana Offer.

On July 30, 2007, the Board of Directors, with two directors absent due to personal scheduling conflicts, met with its financial and legal advisors to consider further the Yamana Offer. Representatives of BMO Capital Markets and representatives of Goldman, Sachs & Co. each delivered an oral opinion (subsequently confirmed in writing) that, on the basis of the assumptions, limitations and qualifications to be set forth in the written opinion subsequently delivered by it, as of the date of such opinion, the consideration to be paid pursuant to the Yamana Offer was inadequate, from a financial point of view, to Meridian Shareholders. Following further discussion, the members of the Board of Directors who were present at this meeting unanimously resolved to recommend to Meridian Shareholders that they reject the Yamana Offer and not tender their Meridian Shares to the Yamana Offer. The Board also approved this Directors’ Circular and its mailing to Meridian Shareholders, as well as the Solicitation/Recommendation Statement on Schedule 14D-9. Each of the two directors who were absent had attended prior meetings of the Board of Directors held since the date of Yamana’s initial announcement with respect to the Yamana Offer, had received the materials reviewed at the July 30 meeting, and confirmed later on the same day that they each fully supported the Board’s determination and recommendation with respect to the Yamana Offer.

REJECT THE YAMANA OFFER AND DO NOT TENDER YOUR MERIDIAN SHARES

OPINIONS OF FINANCIAL ADVISORS

Each of BMO Capital Markets and Goldman, Sachs & Co. was retained to render financial advisory services to the Board of Directors in connection with the Board’s analysis and consideration of, and response to, the Yamana Offer. Meridian will pay each of BMO Capital Markets and Goldman, Sachs & Co. reasonable and customary compensation for its services and will reimburse each of them for their reasonable out-of-pocket expenses. Meridian has agreed to indemnify each of BMO Capital Markets and Goldman, Sachs & Co. against certain liabilities arising out of or in connection with their engagement.

Each of BMO Capital Markets and Goldman, Sachs & Co. has delivered a written opinion addressed to the Board of Directors, concluding that, on the basis of the assumptions, limitations and qualifications set forth in the opinion delivered by each of them, as of the date thereof, the consideration to be paid pursuant to the Yamana Offer was inadequate, from a financial point of view, to Meridian Shareholders.

The full text of the written opinions of each of BMO Capital Markets and Goldman, Sachs & Co. is attached as Schedules B and C, respectively, to this Directors’ Circular. You are urged to read each of the opinions carefully and in its entirety for a description of the procedures followed, matters considered and limitations on the review undertaken. The opinions address only the adequacy of the consideration offered under the Yamana Offer from a financial point of view to Meridian Shareholders. The descriptions and opinions do not constitute a recommendation to Meridian Shareholders as to whether they should tender their Meridian Shares to the Yamana Offer.

MINORITY SHAREHOLDER PROTECTIONS

In the event that Yamana is successful in the Yamana Offer, but not all of the outstanding Meridian Shares are tendered in acceptance of the Yamana Offer, OSC Rule 61-501, AMF Regulation Q-27 and the CBCA contain provisions which protect the interests of the remaining minority Meridian Shareholders.

Yamana has stated in the Yamana Circular that if it takes up and pays for Meridian Shares deposited under the Yamana Offer, it intends to conduct an amalgamation, statutory arrangement, capital reorganization, share consolidation or other transaction involving Yamana or an affiliate of Yamana to acquire the remaining Meridian Shares not acquired pursuant to the Yamana Offer (a “Subsequent Transaction”). The provisions of applicable corporate law may require at least two-thirds of the Meridian Shareholders to approve the Subsequent Transaction at a meeting called for that purpose. In addition, the provisions of OSC Rule 61-501 and AMF Regulation Q-27 would in effect also require, in addition to any other required Meridian Shareholder approval, that a majority of the votes cast by “minority” Meridian Shareholders approve the Subsequent Transaction.

Any Subsequent Transaction may also result in minority Meridian Shareholders having the right to dissent and demand payment of the fair value of their Meridian Shares under applicable corporate law. If the statutory procedures are complied with, this right could lead to a judicial determination of the fair value required to be paid to such dissenting Meridian Shareholders for their Meridian Shares. Applicable corporate law also provides that any compulsory acquisition that may be contemplated or effected by the directors of Yamana following the completion of the Yamana Offer (the “Meridian Substituted Board”) must be approved by holders of not less than 90% of the Meridian Shares. The Meridian Substituted Board would be required to give notice in the prescribed manner to each Meridian Shareholder who did not accept the Yamana Offer and each person who subsequently acquired any shares (in each case, a “Dissenting Shareholder”) within 60 days after the date of completion of the Yamana Offer. Any Dissenting Shareholder would then have 20 days from the receipt of that notice to either transfer its Meridian Shares to Yamana in exchange for the purchase price under the Yamana Offer, or demand that Yamana pay the Dissenting Shareholder fair value for its Meridian Shares. Yamana (or, alternatively, if it does not, the Dissenting Shareholder) may apply to a court of competent jurisdiction for an order fixing the fair value of the Dissenting Shareholder’s Meridian Shares.

REJECT THE YAMANA OFFER AND DO NOT TENDER YOUR MERIDIAN SHARES

Members of the Board of Directors and Meridian’s executive officers have indicated their intention to not tender their Meridian Shares to the Yamana Offer and will be relying upon legal and regulatory protections, principally under OSC Rule 61-501, AMF Regulation Q-27 and the CBCA, to protect their minority interests in connection with any transaction following the Yamana Offer pursuant to which Yamana attempts to acquire all outstanding Meridian Shares.

The foregoing is only a summary of rights which may become available to Meridian Shareholders and is qualified in its entirety by the provisions of OSC Rule 61-501, AMF Regulation Q-27 and applicable corporate law. These provisions are complex and may require strict adherence to notice and timing provisions, failing which a shareholder’s rights may be lost or altered. Meridian Shareholders who wish to be better informed about these provisions should consult their legal advisors.

SHARE CAPITAL OF MERIDIAN

The authorized share capital of Meridian consists of an unlimited number of Meridian Shares without par value and an unlimited number of preferred shares without par value. Preferred shares are issuable in series. The Board of Directors is authorized to fix the designation, rights, privileges, restrictions and conditions attaching to the shares of each series. The preferred shares rank prior to the Meridian Shares with respect to dividends and return of capital on dissolution. Except with respect to matters as to which the holders of preferred shares as a class are entitled by law to vote, the holders of preferred shares are not entitled to vote. As of July 30, 2007, there were 101,229,670 Meridian Shares outstanding and 791,383 options to purchase Meridian Shares outstanding. As of July 30, 2007, Meridian had no issued or outstanding preferred shares.

The Meridian Shares are listed and posted for trading on the TSX under the symbol “MNG” and on the NYSE under the symbol “MDG”.

SHAREHOLDER RIGHTS PLAN OF MERIDIAN

In March 1999, Meridian established a Shareholder Rights Plan (the “Rights Plan”) pursuant to the Shareholder Rights Plan Agreement, which replaced the existing plan established in July 1996. The Rights Plan has a term of ten years (subject to being reconfirmed by Meridian Shareholders every three years) and expires on July 30, 2009.

The Rights Plan was not proposed or implemented in response to, or in anticipation of, any pending, threatened or proposed acquisition or take-over. The Rights Plan is designed to ensure that the Board of Directors has adequate and sufficient time to seek enhanced shareholder value in circumstances where an unsolicited take-over bid has been made. By permitting all Meridian Shareholders other than an unsolicited bidder to purchase outstanding Meridian Shares at a discount, the Rights Plan is intended to encourage a person interested in acquiring 20% of more of the Meridian Shares to do so by way of a Permitted Bid (as defined in the Shareholder Rights Plan Agreement). A Permitted Bid is one that meets certain established standards of fairness, including a requirement that it remain open for at least 60 days. The Yamana Offer is not a Permitted Bid under the Rights Plan.

Yamana has made the Yamana Offer conditional on the Rights Plan or its effect being terminated through, for example, a waiver by the Board of Directors of the application of the Rights Plan to any purchase of Meridian Shares pursuant to the Yamana Offer.

A summary of the Rights Plan is set out in Schedule D. That summary only includes the material terms and conditions of the Rights Plan, the full text of which is contained in the Shareholder Rights Plan Agreement. The summary is qualified by and is subject to the full terms and conditions of the Shareholder Rights Plan Agreement, a copy of which is publicly available on www.sedar.com.

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OWNERSHIP OF SECURITIES BY DIRECTORS AND EXECUTIVE OFFICERS OF MERIDIAN

The following table sets forth the names of the directors and executive officers of Meridian, the positions held by each of them with Meridian and the number of Meridian Shares, options to acquire Meridian Shares and restricted shares, as well as the percentage of outstanding options and the percentage of outstanding restricted shares, in each case beneficially owned, directly or indirectly, or over which control or direction is exercised by each such person and, where known after reasonable enquiry, by their respective associates, as at July 30, 2007. To the knowledge of Meridian, no securities of Meridian are beneficially owned, directly or indirectly, or controlled by any person or company acting jointly or in concert with Meridian.

		Securities of Meridian Beneficially Owned Directly or Indirectly(1)
			Options to				Percentage of
	Position		Acquire	Percentage of			Restricted
	with	Meridian	Meridian	Options	Restricted		Share
Name	Meridian	Shares(2)	Shares	Outstanding	Shares		Outstanding

Edward C. Dowling	President, Chief Executive Officer and Director	16,666	—	—	58,713	(3)	23.3%

Richard P. Graff	Director	—	—	—	817	(4)	0.3%

Robert A. Horn	Director	1,000	4,900	0.6%	1,322	(4)	0.5%

Brian J. Kennedy(5)	Chairman of the Board of Directors	166,130	285,884	36.12%	—		—

Christopher R. Lattanzi	Lead Director	4,000	6,300	0.8%	3,306	(4)	1.3%

Malcolm W. MacNaught	Director	12,000	34,100	4.3%	1,322	(4)	0.5%

Gerard E. Munera	Director	—	4,700	0.6%	1,322	(4)	0.5%

Carl L. Renzoni	Director	5,000	4,100	0.5%	1,322	(4)	0.5%

Peter C. Dougherty	Vice President, Finance and Chief Financial Officer	14,879	58,229	7.4%	18,603	(3)	7.4%

Darcy E. Marud	Vice President, Exploration	54,307	60,831	7.7%	18,670	(3)	7.4%

Darrin L. Rohr	Vice President, Human Resources and Chief People Officer	7,626	14,914	1.9%	17,232	(3)	6.8%

Edgar A. Smith	Vice President, Operations	76,505	120,508	15.2%	17,910	(3)	7.1%

Howard Stevenson	Vice President, Business Development	—	—	—	30,945	(3)	12.3%

(1)	The information as to Meridian Shares beneficially owned, directly or indirectly, or over which control or direction is exercised, not being within the knowledge of Meridian, has been furnished by the respective directors and executive officers.

(2)	The number of Meridian Shares indicated in the column represents, in each case, less than 1% of the outstanding Meridian Shares.

(3)	The restricted shares held by this executive officer carry voting rights but cannot be disposed of until such restricted shares vest. When vested, such restricted shares will be Meridian Shares.

(4)	The restricted shares held by this director are Meridian Shares and carry voting rights, however the director may not dispose of his restricted shares until he ceases to be director of Meridian.

(5)	10,000 Meridian Shares are held by the Brian & Nancy Kennedy Foundation and 156,130 Meridian Shares are held by the Brian & Nancy Kennedy Trust.

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PRINCIPAL SHAREHOLDER OF MERIDIAN

To the knowledge of the directors and executive officers of Meridian, the only person or company that beneficially owns, directly or indirectly, or exercises control or direction over, in excess of 10% of the outstanding Meridian Shares is:

Name and Address of Beneficial Owner(1)	Number of Meridian Shares(2)	% of Class(3)

Fidelity Management & Research Corporation	17,607,000	17.39%
82 Devonshire Street
Boston, MA 02109

(1)	Comprised of Fidelity Management and Research Company, Fidelity Management Trust Company, Pyramic Global Advisors, LLC, Pyramis Global Advisors Trust Company, Fidelity International Limited and certain other affiliates and associates of such companies.

(2)	Based upon public filings with the SEC and Canadian provincial securities regulatory authorities.

(3)	Calculated on the basis of 101,229,670 Meridian Shares outstanding as of July 30, 2007.

OWNERSHIP OF SECURITIES OF YAMANA

None of Meridian, the directors and executive officers of Meridian and, to the knowledge of the directors and executive officers of Meridian after reasonable enquiry, none of their respective affiliates or associates beneficially owns, directly or indirectly, or exercises control or direction over, any securities of Yamana.

OWNERSHIP OF SECURITIES OF NORTHERN ORION

None of Meridian, the directors and executive officers of Meridian and, to the knowledge of the directors and executive officers of Meridian after reasonable enquiry, none of their respective affiliates or associates beneficially owns, directly or indirectly, or exercises control or direction over, any securities of Northern Orion, with the exception of Howard Stevenson, Vice President, Business Development, of Meridian, who owns 4,500 common shares of Northern Orion.

TRADING IN MERIDIAN SHARES

During the six months preceding the date hereof, none of Meridian, the directors and executive officers of Meridian nor, to the knowledge of the directors and executive officers of Meridian after reasonable enquiry, any of their respective affiliates or associates has traded any securities or rights to acquire securities of Meridian.

TRADING PRICES OF THE MERIDIAN SHARES

On June 27, 2007, the last trading day of the Meridian Shares prior to the public announcement by Yamana of its intention to make the Yamana Offer, the closing price on the TSX of the Meridian Shares was C$26.21 and on the NYSE was US$24.40.

Based on the closing price for the Yamana Shares on the TSX on July 30, 2007, the last trading day before the date of this Directors’ Circular, the implied offer price of the Yamana Offer was C$30.10 per Meridian Share.

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ARRANGEMENTS BETWEEN MERIDIAN AND ITS DIRECTORS AND EXECUTIVE OFFICERS

Except as set forth below, no material arrangements or agreements (including any arrangements or agreements as to any payments or other benefits to be made or given by way of compensation for loss of office or as to the directors or executive officers of Meridian remaining in or retiring from office if the Yamana Offer is successful) have been made or proposed to be made between Meridian and any of its directors or executive officers. In the case of each plan or agreement discussed below in which the term “change of control” applies, the consummation of the Yamana Offer would constitute a change of control.

Effect of Consummation of the Yamana Offer on Existing Equity-Related Plans and Arrangements

If the directors and executive officers of Meridian were to tender any Meridian Shares they own to the Yamana Offer, they would receive the same cash and share consideration on the same terms and conditions as the other Meridian Shareholders. As of July 30, 2007, Meridian’s directors and executive officers owned an aggregate of 358,113 Meridian Shares (excluding Meridian Shares subject to options and Meridian Shares subject to restrictions). If the directors and executive officers were to tender all of their Meridian Shares for purchase pursuant to the Yamana Offer and those Meridian Shares were accepted for purchase and purchased by Yamana, the directors and executive officers would receive an aggregate of C$1,128,055.95 in cash and 800,382 Yamana Shares. To the knowledge of Meridian, none of the directors and executive officers of Meridian currently intends to tender Meridian Shares held of record or beneficially owned by such person to the Yamana Offer.

As of July 30, 2007, the directors and executive officers of Meridian held options to purchase 594,466 Meridian Shares in the aggregate, 529,745 of which were vested and exercisable as of that date, with exercise prices ranging from $2.25 to $18.21 and an aggregate weighted average exercise price of $12.59 per share. As of July 30, 2007, the directors and executive officers of Meridian held an aggregate of 64,721 unvested restricted Meridian Shares.

Any unvested equity awards held by the directors and executive officers of Meridian were issued pursuant to the 1996 Stock Option Plan, 1999 Share Incentive Plan or the 2007 Share Incentive Plan (each, as defined below, and collectively, the “Plans”). Under the Plans, in the event of a change of control, unvested outstanding grants will be treated as vested, as further described in the sections that follow. Meridian Shareholders approved the 2007 Share Incentive Plan on May 1, 2007 and grants of restricted stock to executive officers under this plan were made on July 23, 2007.

1996 Stock Option Plan

All of the stock options previously granted under the 1996 Stock Option Plan are fully vested as of the date of this Directors’ Circular. If the holders of such options elect to exercise their options, they will be permitted to participate in the Yamana Offer on the same terms as other Meridian Shareholders.

1999 Share Incentive Plan and 2007 Share Incentive Plan

The 1999 Share Incentive Plan and the 2007 Share Incentive Plan each provides for the grant of a variety of awards including stock options, share appreciation rights, restricted shares, restricted share units, performance shares, performance share units, and other stock-based awards. Generally, such awards become vested and/or exercisable with respect to one-third of the awards on each of the first, second and third anniversaries of the date of grant.

The 1999 Share Incentive Plan and the 2007 Share Incentive Plan each provides that upon a “change of control”, all then-outstanding awards (including performance-based awards granted pursuant to the Long Term Incentive Plan) will become immediately vested and exercisable. Under the 1999 Share Incentive Plan and 2007 Share Incentive Plan, a “change of control” is defined as (i) the acquisition by any individual, entity or group of beneficial ownership of more than 25% (30% under the 2007 Share Incentive Plan) of the outstanding voting shares of Meridian, (ii) the individual directors of Meridian on the date of grant of any award under the plan ceasing to constitute a majority of the Board of Directors, provided that any new member whose nomination is approved by a majority of the incumbent directors shall be considered an incumbent director or (iii) the consummation of a

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corporate merger, amalgamation or arrangement or the sale or disposition of substantially all of the assets of Meridian which the compensation committee of the Board of Directors determines has or will result in a change of control. Restricted share agreements granted under the 1999 Share Incentive Plan and the 2007 Share Incentive Plan provide for the immediate cancellation of restrictions on restricted shares and the issuance of certificates in the event of a change of control.

If holders of vested stock options granted under the 1999 Share Incentive Plan or the 2007 Share Incentive Plan elect to exercise their options prior to the closing of the Yamana Offer, they will be permitted to participate in the Yamana Offer on the same terms as other Meridian Shareholders. Shares subject to outstanding restricted share awards under the 1999 Share Incentive Plan and the 2007 Share Incentive Plan will vest if the Yamana Offer is successful.

Long Term Incentive Plan

Certain performance-based awards granted to the executive officers of Meridian have been made pursuant to the Long Term Incentive Plan (which awards were granted under the 1999 Share Incentive Plan or the 2007 Share Incentive Plan). These awards, which were granted partially in the form of stock options and partially in the form of restricted shares, provide that a portion of such restricted share grants may be granted in the form of cash compensation. The restricted share calculation may be adjusted based upon performance factors set by the compensation committee of the Board of Directors. In the event the award is adjusted upwardly, and additional restricted shares are granted, the vesting date shall coincide with the original date of grant from the previous year. Future grants under the Long Term Incentive Plan will be made pursuant to the 2007 Share Incentive Plan.

Existing Employment Agreements with Executive Officers

Meridian Gold Company, a subsidiary of Meridian (“MGC”), has entered into employment agreements with all of Meridian’s executive officers, including Edward C. Dowling, Peter C. Dougherty, Howard H.J. Stevenson, Edgar A. Smith, Darcy E. Marud and Darrin L. Rohr, the details of which are described below.

Under each of these employment agreements, the respective executive officer will be entitled to a base salary and participation in various benefits plans, including the executive bonus plan, share incentive plan, employee retirement plan, nonqualified deferred compensation plan, supplemental employee retirement plan and long-term disability coverage. In addition, Messrs. Smith and Marud each receive an automobile allowance and an annual executive benefit reimbursement.

If an executive officer’s employment is terminated for “cause” or the executive officer terminates his own employment by way of “voluntary termination” (as defined in the employment agreements), the executive officer is entitled only to the following: (i) any portion of his base salary and other amounts that are earned but unpaid as of the date of termination of his employment; (ii) any unused and accrued vacation pay; and (iii) any rights and benefits to which he is entitled under the share incentive plan in accordance with its terms.

If an executive officer’s employment is terminated by reason of an “involuntary termination” (as defined in the employment agreements and which includes termination by Meridian without “cause”, as defined in the employment agreements, and termination by the executive officer for “good reason”, as defined in the employment agreements), the executive officer will receive: (i) any portion of the executive officer’s base salary which is earned but unpaid as of the date of termination of his employment; (ii) a cash lump sum payment equal to 18 months (24 months for Mr. Dowling) of the executive officer’s “regular monthly compensation” (defined as one-twelfth the sum of (a) the executive officer’s annual salary; (b) the average value of bonus awards paid to the executive officer during the two years prior to termination; and (c), solely with respect to Messrs. Dowling, Dougherty, Stevenson and Rohr, the monthly total amount of the “executive benefit payment” (as defined in the employment agreement and which includes payments for expenses, including personal membership dues, life insurance premiums, tax return preparation, vehicle allowance or other expenses approved by MGC received by the executive multiplied by twelve); (iii) at the executive officer’s election, either (a) a lump sum cash payment equal to the aggregate cost to MGC of the executive officer’s medical, dental and vision coverage for 24 months (18 months for Messrs. Dougherty, Stevenson and Rohr) or (b) continued medical, dental and vision coverage until the earlier of (1) the month after the executive officer obtains comparable coverage at

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alternative employment and (2) the month after the executive officer becomes eligible for Medicare; (iv) a prorated bonus in proportion to the number of months in the year before the involuntary termination occurs; (v) any rights and benefits to which the executive officer is entitled pursuant to the share incentive plan in accordance with its terms; (vi) outplacement services equal to 15% of the executive officer’s base salary; (vii) a lump sum cash payment equal to 18 months’ automobile allowance (applicable only to Messrs. Smith and Marud), grossed up for ordinary taxes; (viii) commencement of “post-retirement medical care payments” (as defined in the Post Retirement Medical Reimbursement Plan), if eligible; and (ix) solely with respect to Messrs. Smith and Marud, at the executive officer’s election, either (a) a lump sum equal to 1.5 times the maximum allowable “annual executive benefit reimbursement” (defined as the annual amount for which the executive officer is permitted to be reimbursed for personal memberships, life insurance and tax preparation, to be determined annually, with a maximum of not less than $11,000) or (b) continued annual executive benefit reimbursements, up to the maximum allowable, for the 24 months following the termination date. In addition, if the executive officer’s age plus service is equal to or greater than 65 on the date of the executive officer’s involuntary termination, the executive officer will be entitled to enhanced early retirement benefits under the Salaried Employee’s Retirement Plan and the Salaried Employees’ Equivalent Retirement Plan (the “early retirement subsidy”).

If the executive officer’s employment is involuntarily terminated within two years following a “change in control” (as defined in the employment agreements), the executive officer will receive: (i) any portion of the executive officer’s base salary that is earned and unpaid as of the executive officer’s termination date; (ii) the executive officer’s regular monthly compensation multiplied by 24 (36 for Mr. Dowling), payable in cash in the form of a lump sum or monthly instalments at the executive officer’s election, and any other amounts that are earned and unpaid as of the executive officer’s termination date; (iii) reimbursement for reasonable fees for a financial advisor or consultant for six months; (iv) at the executive officer’s election, either (a) a lump sum amount equal to the aggregate cost to MGC of the executive officer’s medical, dental and vision coverage for 36 months (24 months for Messrs. Dougherty, Stevenson and Rohr) or (b) continued medical, dental and vision coverage until the earlier of (1) the month after the executive officer obtains comparable coverage at alternative employment and (2) the month after the executive officer becomes eligible for Medicare; (v) a prorated bonus in proportion to the number of months in the year before the termination occurs; (vi) any rights and benefits to which the executive officer is entitled pursuant to the share incentive plan in accordance with its terms; (vii) outplacement services equal to 15% of the executive officer’s base salary; (viii) solely with respect to Messrs. Smith and Marud, a lump sum cash payment equal to 24 months’ automobile allowance, grossed up for ordinary taxes; (ix) if eligible, commencement of post-retirement medical care payments; and (x) solely with respect to Messrs. Smith and Marud, at the executive officer’s election, either (a) a lump sum payment equal to two times the maximum allowable annual executive benefit reimbursement amount or (b) continued annual executive benefit reimbursements for 36 months. In addition, if the executive officer’s age plus service is equal to or greater than 65 on the date of the executive officer’s involuntary termination, the executive officer will be entitled to the early retirement subsidy.

In the event that the executive officer’s employment terminates due to the executive officer becoming “permanently disabled” (as defined in the employment agreements), the executive officer will receive: (i) any portion of the executive officer’s base salary that is earned and unpaid as of the executive officer’s termination date and any other amounts that are earned and unpaid as of the executive officer’s termination date; (ii) with respect to Messrs. Rohr, Stevenson, Dougherty and Dowling, a cash lump sum payment equal to 18 months (24 months for Mr. Dowling) of the executive officer’s regular monthly compensation; (iii) a prorated bonus in proportion to the number of months in the year before the termination occurs; (iv) any rights and benefits to which the executive officer is entitled pursuant to the share incentive plan; (v) benefits under the salaried employees’ retirement plan and salaried employees’ equivalent retirement plan and continued receipt of long term disability benefits; (vi) with respect to Messrs. Rohr, Stevenson, Dougherty and Dowling, at the executive officer’s election, either (a) a lump sum cash payment equal to the aggregate cost to MGC of the executive officer’s medical, dental and vision coverage for 18 months (24 months for Mr. Dowling) or (b) continued medical, dental and vision coverage until the earlier of (1) the month after the executive officer obtains comparable coverage at alternative employment and (2) the month after the executive officer becomes eligible for Medicare; and (vii) with respect to Messrs. Rohr, Stevenson, Dougherty and Dowling, commencement of post-retirement medical care payments, if eligible.

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If the executive officer’s employment terminates due to the executive officer’s death, the executive officer’s beneficiary, spouse or representative will receive: (i) any portion of the executive officer’s base salary that is earned and unpaid as of the executive officer’s termination date and any other amounts that are earned and unpaid as of the executive officer’s termination date; (ii) with respect to Messrs. Rohr, Dougherty, Stevenson, Marud and Smith, the executive officer’s regular monthly compensation multiplied by 18, payable over the course of 60 months, and with respect to Mr. Dowling, his regular monthly compensation, multiplied by 24, payable over the course of 60 months; (iii) a prorated bonus in proportion to the number of months in the year before the termination occurs; (iv) any rights and benefits to which the executive officer is entitled pursuant to the share incentive plan; (v) if applicable, continued medical, dental and vision coverage for the executive officer’s spouse and dependent children until the earlier of (1) the month after the executive officer’s spouse obtains comparable coverage through remarriage or employment and (2) the month after the executive officer’s spouse becomes eligible for Medicare; and (vi) solely with respect to the executive officer’s spouse, if applicable, commencement of post-retirement medical care payments, provided that the executive officer was eligible at the time of his death for such benefits.

If the executive officer’s employment terminates due to his retirement, the executive officer will receive: (i) any portion of the executive officer’s base salary that is earned and unpaid as of the executive officer’s termination date and any other amounts that are earned and unpaid as of the executive officer’s termination date; (ii) a prorated bonus in proportion to the number of months in the year before the termination occurs; (iii) any rights and benefits to which the executive officer is entitled pursuant to the share incentive plan in accordance with its terms; and (iv) commencement of post-retirement medical care payments, if eligible.

Under the employment agreements, the executive officers are restricted from competing with MGC for a period of time following termination of their employment — between 18 months and 36 months — varying by executive officer and the circumstances surrounding the executive officer’s termination.

In addition, if any payment or benefit provided to an executive officer is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties with respect to such excise tax (the “Excise Tax”), then the executive officer will receive an additional tax gross-up payment in an amount such that after the executive officer’s payment of all taxes (and penalties and interest related thereto) and the Excise Tax imposed on the tax gross-up payment, the executive officer will retain an amount of the tax gross-up payment equal to the Excise Tax imposed on any payments or benefits.

The following table sets forth, with respect to the benefits under the employment agreements for each of executive officers of Meridian: (i) the severance amount, assuming payment in the form of a lump sum, (ii) the benefit continuation amount, assuming payment is made in the form of a lump sum, (iii) the pro-rated bonus amount; (iv) the lump sum payment for automobile allowance, if applicable; (v) the value of outplacement services; (vi) the annual executive benefit reimbursement amount, if applicable, assuming payment in the form of a lump sum; and (vii) the value of the gross up payment, if applicable, in each case assuming a change in control and a qualifying termination in connection with the change in control occur as of the date hereof.

						Lump Sum
	Lump Sum					Annual
	Change of	Lump Sum				Executive
	Control	Continuation	Pro-Rated		Value of	Officer Benefit
	Severance	of Benefits	Bonus	Automobile	Outplacement	Reimbursement	Gross Up
	Payment	Payment(1)	Amount(2)	Allowance	Services	Amount	Payment

Edward C. Dowling	$2,596,154	$52,165	$131,310	$0	$67,500	$0	$896,028
Peter C. Dougherty	$690,444	$34,777	$46,408	$0	$29,820	$0	$252,226
Howard Stevenson	$720,175	$34,777	$52,524	$0	$33,750	$0	$264,745
Edgar A. Smith	$586,516	$24,093	$44,587	$36,613	$28,650	$33,562	$237,300
Darcy E. Marud	$599,061	$34,777	$44,820	$36,613	$28,800	$33,562	$244,731
Darrin L. Rohr	$652,043	$34,777	$43,116	$0	$27,705	$0	$238,439

(1)	Assumes benefit continuation only through termination period. Benefit could extend beyond termination period by election of executive officers. Does not account for future premium increases.

(2)	Pro-ration calculated as of August 1, 2007 (58.36%).

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Other Benefit Arrangements with Executive Officers

Executive Bonus Plan

Under the Executive Bonus Plan, executive officers are eligible for an annual cash bonus, expressed as a percentage of the executive officer’s base salary, based on the extent to which individual and company-specific performance objectives are achieved. Performance objectives are set annually by the Board. Generally, an executive officer must remain employed at year-end to receive a bonus; however, if an executive officer’s employment terminates due to normal retirement or the executive’s death, he will be entitled to a pro-rated payment. In addition, the Board may provide for a pro-rated bonus payment to be paid to an executive officer in the event of a reduction in force or reorganization of Meridian. The Board does not currently contemplate granting any such pro-rated bonuses pursuant to the Executive Bonus Plan in connection with the consummation of the Yamana Offer.

Severance Pay Plan

The full-time and part-time employees of MGC, including the executive officers of Meridian, generally are eligible for benefits under the Severance Pay Plan in the event their employment with Meridian is terminated for reasons beyond their control. The amount of severance to which an employee will be entitled upon such a termination varies depending on the employee’s length of service with Meridian, from a minimum of four weeks’ base salary for employees with fewer than five years of service up to a maximum of 52 weeks’ base salary for employees with 26 years or more of service. Under the Severance Pay Plan, severance is not paid if an employee: (i) voluntarily quits or retires under any retirement program or terminates employment due to the employee’s death, (ii) is terminated for cause, (iii) is offered employment with a purchaser of any of Meridian’s assets, (iv) refuses an offer of similar employment within Meridian, (v) is temporarily laid off for lack of work or (vi) receives an equivalent benefit as provided by any law. Assuming a qualifying termination of the executive officers under the Severance Pay Plan, as of the date hereof, each would be paid the following amounts: Edward C. Dowling, $34,615.38; Peter C. Dougherty, $106,618.81; Howard H.J. Stevenson, $17,307.69; Edgar A. Smith, $39,693.38; Darcy E. Marud, $46,529.15; and Darrin L. Rohr $15,550.61.

Employees Retirement Plan and Supplemental Retirement Plans

The executive officers of Meridian are eligible for post-retirement benefits under the Employees Retirement Plan (the “Retirement Plan”) and the Supplemental Retirement Plans — Part A and Part B (together, the “Supplemental Plans”). The Retirement Plan provides the executive officers of Meridian, as well as MGC employees generally, with a defined retirement benefit based on the individual’s rate of compensation while employed with Meridian and their length of employment. Benefits under the Retirement Plan generally vest 100% after five years of employment and payments generally begin upon retirement.

The Supplemental Plans provide to certain MGC employees, including the executive officers, supplemental retirement benefits, which, absent certain limitations imposed by the Code, the executive officers would otherwise have been entitled to under the Retirement Plan. The benefits under the Part A Supplemental Plan were vested as of the effective date of Part A. The benefits under the Part B Supplemental Plan vest upon the earliest of: (i) five years following the executive’s hire date; (ii) a “change in control” (as defined in the Supplemental Plans), (iii) the date upon which an executive is terminated without “cause” (as defined in the Supplemental Plans), but only to the extent his benefits under the Retirement Plan are vested, and (iv) the executive’s death, if the executive is entitled to the death benefit set forth in the Part B Supplemental Plan.

Benefits under the Part A Supplemental Plan generally commence upon the executive officer’s “annuity start date” (as defined in the Retirement Plan), and Part B Supplemental Plan benefits generally are distributed on the earliest to occur of: (i) the executive’s separation from service, (ii) a change in control, and (iii) the executive officer’s becoming disabled, in each case in compliance with Section 409A of the Code.

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However, if an executive officer’s employment is terminated for “cause” (as defined in the Supplemental Plans), all retirement benefits under the Supplemental Plans are forfeited.

In the event of a change in control of Meridian, a trust will be established to fund the benefits under the Supplemental Plans, and annual contributions will be made by MGC to ensure funding of such benefits.

Post Retirement Medical Reimbursement Plan

Under the Post Retirement Medical Reimbursement Plan, upon termination of their employment with MGC, the executive officers of Meridian will be reimbursed for the cost of premiums for Medicare supplemental medical insurance for themselves and their spouses if, at the time of such termination, the executive officer’s age and years of service are at least equal to the age required to become eligible for Medicare benefits. The maximum annual reimbursement per year is the lesser of (i) $2,400 ($4,800 if both the former executive officer and his/her spouse purchase supplemental insurance) and (ii) the actual cost of the insurance premium.

Non-qualified Deferred Compensation Plan

Each of the executive officers participates in the Non-qualified Deferred Compensation Plan (the “Deferred Compensation Plan”). Under the Deferred Compensation Plan, the executive officers may elect annually to defer receipt of a portion of their annual compensation (including bonus) applicable to the then-upcoming year, which deferred amount will be maintained in an account for the executive officer. In addition, MGC also may make contributions, in its sole discretion, to the executive officers’ accounts. Amounts deferred by the executive officers are at all times 100% vested; however, amounts contributed to the executives’ accounts by MGC, if any, vest at the same rate as applicable to amounts contributed under the Retirement Plan. Benefits under the Deferred Compensation Plan generally become payable in cash upon termination of the executive officer’s employment, as either: (i) a lump sum payment, (ii) instalments or (iii) a lifetime annuity, pursuant to the executive’s election regarding form of payment.

If an executive officer’s employment is terminated other than for “cause” (as defined under the Deferred Compensation Plan), then all vested amounts in the executive officer’s account will be payable to the executive officer at such time; provided, however that if the executive’s employment is terminated for cause, all contributions made by MGC to the executive officer’s account, whether vested or unvested, will be forfeited. Amounts in executive officer’s accounts are maintained pursuant to the terms of a corresponding trust agreement. Upon dissolution of MGC or upon its merger or consolidation with another corporation in which the successor corporation does not expressly adopt and agree to continue the Deferred Compensation Plan, the plan (but not the trust) will terminate. The trust cannot terminate until there are no participants or beneficiaries entitled to benefits under the Deferred Compensation Plan, and the trust cannot be revoked following a change in control.

Upon a change in control, any contributions made by MGC to the executive officers’ accounts will become 100% vested. In addition, following a change in control, each executive officer will be entitled to an additional amount for any federal income taxes that become due as a result of the change in control.

Employee Savings Plan

Each of the executive officers of Meridian, as well as employees generally, is eligible to participate in the Employee Savings Plan, or 401(k) plan, and is also eligible to receive matching contributions from MGC to their savings accounts, pursuant to the terms of the Employee Savings Plan. Specifically, MGC matches 100% of the first 5% of an employee’s salary that the employee contributes to his/her savings account. The matching contribution vests immediately upon being made by MGC.

REJECT THE YAMANA OFFER AND DO NOT TENDER YOUR MERIDIAN SHARES

Directors’ and Officers’ Liability Insurance

Meridian maintains directors’ and officers’ liability insurance for the benefit of the directors and officers of Meridian and certain subsidiaries. The current annual policy limit is US$30,000,000. Protection is provided to directors and officers for wrongful acts or omissions done or committed during the course of their duties as such. Under the insurance coverage, Meridian is reimbursed for payments, which it is required or permitted to make to its directors and officers to indemnify them, subject to a deductible ranging between US$500,000 — US$750,000. Individual directors and officers are reimbursed for losses incurred in their capacities as such, which are not subject to a deductible. The expense recognized by Meridian in 2006 for premiums paid was US$657,267. All premiums have been paid to date by Meridian.

Interests of Directors, Executive Officers and Others in Material Transactions

As of July 30, 2007, no director or executive officer of Meridian, no security holder who is known to Meridian to own of record or beneficially hold more than 10% of the Meridian Shares and no affiliate or associate of any such director, executive officer or security holder has had any material interest, direct or indirect, in any transaction or in any proposed transaction which has materially affected or would materially affect Meridian or any of its subsidiaries, except as disclosed herein.

REJECT THE YAMANA OFFER AND DO NOT TENDER YOUR MERIDIAN SHARES

ISSUANCES OF SECURITIES OF MERIDIAN

No Meridian Shares or securities convertible into Meridian Shares have been issued to the directors or executive officers of Meridian during the two years preceding the date hereof, other than as indicated below.

Issuances of Meridian Shares

			Number of
			Meridian	Price per
			Shares	Meridian
Name	Nature of Issue(1)	Date of Issue	Issued	Share(2)
				(US$)

Edward C. Dowling	New Hire Grant	9/18/2006	16,666	25.49

Brian J. Kennedy	Grant Vesting	8/5/2005	9,215	12.66
	Grant Vesting	7/29/2006	7,158	18.21
	Grant Vesting	7/30/2006	7,738	13.04
	Grant Vesting	8/5/2006	9,216	12.66
	Special Vesting	10/24/2006	7,738	13.04
	Special Vesting	10/24/2006	7158	18.21
	Special Vesting	10/24/2006	7158	18.21
	Special Vesting	10/24/2006	8,343	26.21
	Special Vesting	10/24/2006	8,344	26.21

Peter C. Dougherty	Grant Vesting	8/5/2005	2,633	12.66
	Grant Vesting	7/29/2006	2,223	18.21
	Grant Vesting	7/30/2006	2,022	13.04
	Grant Vesting	8/5/2006	2,633	12.66
	Grant Vesting	7/28/2007	3,756	26.21
	Grant Vesting	7/29/2007	2,224	18.21
	Grant Vesting	7/30/2007	2,022	13.04

Edgar A. Smith	Grant Vesting	8/5/2005	2,896	12.66
	Grant Vesting	7/29/2006	2,145	18.21
	Grant Vesting	7/30/2006	2,364	13.04
	Grant Vesting	8/5/2006	2,897	12.66
	Grant Vesting	7/28/2007	3,622	26.21
	Grant Vesting	7/29/2007	2,145	18.21
	Grant Vesting	7/30/2007	2,364	13.04

Darcy E. Marud	Grant Vesting	8/5/2005	2,194	12.66
	Grant Vesting	7/29/2006	2,106	18.21
	Grant Vesting	7/30/2006	2,721	13.04
	Grant Vesting	8/5/2006	2,194	12.66
	Grant Vesting	7/28/2007	3,609	26.21
	Grant Vesting	7/29/2007	2,108	18.21
	Grant Vesting	7/30/2007	2,720	13.04

Darrin L. Rohr	Grant Vesting	8/5/2005	1,755	12.66
	Grant Vesting	7/29/2006	1,913	18.21
	Grant Vesting	7/30/2006	2,173	13.04
	Grant Vesting	8/5/2006	1,756	12.66
	Grant Vesting	7/28/2007	3,539	26.21
	Grant Vesting	7/29/2007	1,914	18.21
	Grant Vesting	7/30/2007	2,173	13.04

(1)	“Grant Vesting” refers to the vesting of previously issued restricted shares.

(2)	All prices reflect the price per share on the date of grant and when “Grant Vesting” appears under Nature of Issue, the date of grant refers to the date of the grant of a restricted share.

REJECT THE YAMANA OFFER AND DO NOT TENDER YOUR MERIDIAN SHARES

Grants of Restricted Shares(1)

	Number of		Price per
	Restricted Shares		Restricted
Grantee	Granted	Date of Grant	Share(2)	Vesting Date(s)
			(US$)

Edward C. Dowling	16,667	9/18/2006	25.49	9/18/2007
	16,667	9/18/2006	25.49	9/18/2008
	8,459	7/27/2007	28.37	7/27/2008
	8,460	7/27/2007	28.37	7/28/2009
	8,460	7/27/2007	28.37	7/28/2010

Richard P. Graff	457	1/3/2006	21.87	cease to serve
	360	1/3/2007	27.79	on the Board

Robert A. Horn	457	1/3/2006	21.87	cease to serve
	360	1/3/2007	27.79	on the Board

Brian J. Kennedy	10,880	7/28/2006	26.21	10/24/2006
	10,880	7/28/2006	26.21	10/24/2006
	10,880	7/28/2006	26.21	10/24/2006

Christopher R. Lattanzi	1,143	1/3/2006	21.87	cease to serve
	900	1/3/2007	27.79	on the Board

Malcolm W. MacNaught	457	1/3/2006	21.87	cease to serve
	360	1/3/2007	27.79	on the Board

Gerard E. Munera	457	1/3/2006	21.87	cease to serve
	360	1/3/2007	27.79	on the Board

Carl L. Renzoni	457	1/3/2006	21.87	cease to serve
	360	1/3/2007	27.79	on the Board

Howard Stevenson	6,666	2/27/2007	29.46	2/27/2008
	6,667	2/27/2007	29.46	2/27/2009
	6,667	2/27/2007	29.46	2/27/2010
	3,648	7/27/2007	28.37	7/27/2008
	3,648	7/27/2007	28.37	7/28/2009
	3,649	7/27/2007	28.37	7/28/2010

Peter C. Dougherty	3,756	7/28/2006	26.21	7/28/2007
	3,756	7/28/2006	26.21	7/28/2008
	3,757	7/28/2006	26.21	7/28/2009
	2,954	7/27/2007	28.37	7/27/2008
	2,955	7/27/2007	28.37	7/28/2009
	2,955	7/27/2007	28.37	7/28/2010

Edgar A. Smith	3,622	7/28/2006	26.21	7/28/2007
	3,624	7/28/2006	26.21	7/28/2008
	3,624	7/28/2006	26.21	7/28/2009
	2,839	7/27/2007	28.37	7/27/2008
	2,839	7/27/2007	28.37	7/28/2009
	2,839	7/27/2007	28.37	7/28/2010

REJECT THE YAMANA OFFER AND DO NOT TENDER YOUR MERIDIAN SHARES

	Number of		Price per
	Restricted Shares		Restricted
Grantee	Granted	Date of Grant	Share(2)	Vesting Date(s)
			(US$)

Darcy E. Marud	3,609	7/28/2006	26.21	7/28/2007
	3,611	7/28/2006	26.21	7/28/2008
	3,611	7/28/2006	26.21	7/28/2009
	3,113	7/27/2007	28.37	7/27/2008
	3,113	7/27/2007	28.37	7/28/2009
	3,113	7/27/2007	28.37	7/28/2010

Darrin L. Rohr	3,539	7/28/2006	26.21	7/28/2007
	3,540	7/28/2006	26.21	7/28/2008
	3,541	7/28/2006	26.21	7/28/2009
	2,745	7/27/2007	28.37	7/27/2008
	2,745	7/27/2007	28.37	7/28/2009
	2,746	7/27/2007	28.37	7/28/2010

(1)	All restricted shares are Meridian Shares and carry voting rights, however a director may not dispose of his restricted shares until he ceases to be director of Meridian and an executive officer may not dispose of his restricted shares until the restricted shares vest.

(2)	All prices reflect the price per share on the date of grant.

RELATIONSHIP BETWEEN YAMANA AND DIRECTORS, EXECUTIVE OFFICERS AND
MERIDIAN SHAREHOLDERS

No contracts, arrangements or agreements (including any contracts, arrangements or agreements as to any payments or other benefits to be made or given by way of compensation for loss of office or as to the directors or executive officers of Meridian remaining or retiring from office if the Yamana Offer is successful) have been made or proposed to be made between Yamana and any of the directors or executive officers of Meridian. None of the directors or executive officers of Meridian is a director or officer of Yamana or any subsidiary of Yamana. None of the directors and executive officers of Meridian and, to the knowledge of the directors and executive officers of Meridian after reasonable enquiry, none of their respective affiliates or associates, has any interest in any material contract to which Yamana is a party.

To the knowledge of the directors and executive officers of Meridian, no special contract, arrangement or understanding, formal or informal, has been made or proposed to be made between Yamana and any Meridian Shareholder identified under “Principal Shareholder of Meridian” with respect to the Yamana Offer.

RELATIONSHIP BETWEEN NORTHERN ORION AND DIRECTORS, EXECUTIVE OFFICERS AND
MERIDIAN SHAREHOLDERS

No contracts, arrangements or agreements (including any contracts, arrangements or agreements as to any payments or other benefits to be made or given by way of compensation for loss of office or as to the directors or executive officers of Meridian remaining or retiring from office if the Yamana Offer is successful) have been made or proposed to be made between Northern Orion and any of the directors or executive officers of Meridian. None of the directors or executive officers of Meridian is a director or officer of Northern Orion or any subsidiary of Northern Orion. None of the directors and executive officers of Meridian and, to the knowledge of the directors and executive officers of Meridian after reasonable enquiry, none of their respective affiliates or associates, has any interest in any material contract to which Northern Orion is a party.

To the knowledge of the directors and executive officers of Meridian, no special contract, arrangement or understanding, formal or informal, has been made or proposed to be made between Northern Orion and any Meridian Shareholder identified under “Principal Shareholder of Meridian” with respect to the Yamana Offer.

REJECT THE YAMANA OFFER AND DO NOT TENDER YOUR MERIDIAN SHARES

MATERIAL CHANGES IN THE AFFAIRS OF MERIDIAN

Except as otherwise described or referred to in this Directors’ Circular or as otherwise publicly disclosed, no other information is known to the directors or executive officers of Meridian that indicates any material change in the affairs or prospects of Meridian since June 30, 2007.

OTHER INFORMATION

Except as disclosed in this Directors’ Circular, there is no information that is known to the directors and executive officers of Meridian that would reasonably be expected to affect the decision of the holders of Meridian Shares (or securities convertible into Meridian Shares) to accept or reject the Yamana Offer.

ALTERNATIVES TO THE YAMANA OFFER

Except as set forth in this Directors’ Circular, there are no negotiations currently underway or transactions, Board of Directors’ resolutions, agreements in principle or signed contracts that relate to or would result in: (a) an extraordinary transaction such as a merger, reorganization or liquidation involving Meridian or any of its subsidiaries; (b) the purchase, sale or transfer of a material amount of assets of Meridian or any of its subsidiaries; (c) an issuer bid, other tender offer for or other acquisition of Meridian Shares by Meridian, any of its subsidiaries or any other person; or (d) any material change in the present capitalization, indebtedness or dividend rate or policy of Meridian.

Except as set forth in this Directors’ Circular, there are no transactions, resolutions of the Board of Directors, agreements in principle or signed agreements in response to the Yamana Offer that relate to or would result in one or more of the events referred to in the preceding paragraph. Notwithstanding the foregoing, the Board of Directors may in the future engage in negotiations in response to the Yamana Offer that could have one or more of the effects specified in the preceding paragraph. The Board of Directors has determined that disclosure with respect to the parties to, and the possible terms of, any transactions or proposals of the type referred to in the preceding paragraph might jeopardize any discussions or negotiations that Meridian may conduct. Accordingly, Meridian does not intend to disclose the possible terms of any such transaction or proposal until an agreement in principle relating thereto has been reached or as otherwise may be required by law.

OTHER PERSONS RETAINED IN CONNECTION WITH THE YAMANA OFFER

In addition to its legal counsel and financial advisors described above, Meridian has retained the persons described below in connection with the Yamana Offer.

Meridian has retained Georgeson to assist it in connection with Meridian’s communications with Meridian Shareholders with respect to the rejection of the Yamana Offer. Georgeson will receive reasonable and customary compensation for its services and reimbursement for its reasonable out-of-pocket expenses. Meridian has agreed to indemnify Georgeson against certain liabilities arising out of or in connection with the engagement.

Meridian has also retained Sard Verbinnen & Co. as its public relations advisor in connection with the Yamana Offer and certain related matters. Sard Verbinnen & Co. will receive reasonable and customary compensation for its services and will be reimbursed for its reasonable out-of-pocket expenses. Meridian has agreed to indemnify Sard Verbinnen & Co. against certain liabilities arising out of or in connection with the engagement.

Except as set forth above, neither Meridian nor any person acting on its behalf has employed, retained or agreed to compensate any person making solicitations or recommendations to Meridian Shareholders in connection with the Yamana Offer.

REJECT THE YAMANA OFFER AND DO NOT TENDER YOUR MERIDIAN SHARES

STATUTORY RIGHTS

Securities legislation in certain of the provinces and territories of Canada provides Meridian Shareholders with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or a notice that is required to be delivered to the Meridian Shareholders. However, such rights must be exercised within prescribed time limits. Meridian Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

APPROVAL OF THE DIRECTORS’ CIRCULAR

The contents of this Directors’ Circular have been approved by the directors of Meridian and the delivery of this Directors’ Circular has been authorized by the Board of Directors.

REJECT THE YAMANA OFFER AND DO NOT TENDER YOUR MERIDIAN SHARES

CONSENT OF BMO CAPITAL MARKETS

We hereby consent to the references to the opinion dated July 30, 2007 of our firm in the cover letter to the circular of the Board of Directors of Meridian Gold Inc. dated July 31, 2007 (the “Directors’ Circular”), to references to the foregoing opinion in the Directors’ Circular under the captions “Questions and Answers About the Inadequate Offer From Yamana Gold Inc.”, “Summary”, “Analysis and Reasons for Rejecting the Yamana Offer”, “Background of the Yamana Offer and Response of Meridian” and “Opinions of Financial Advisors” and to the inclusion of the foregoing opinion in the Directors’ Circular.

BMO CAPITAL MARKETS

By:

Dated the 31st day of July, 2007.

REJECT THE YAMANA OFFER AND DO NOT TENDER YOUR MERIDIAN SHARES

CONSENT OF GOLDMAN, SACHS & CO.

PERSONAL AND CONFIDENTIAL

July 31, 2007

Board of Directors
Meridian Gold Inc.
9670 Gateway Drive
Suite 200
Reno, NV, USA 89521

Re: Directors’ Circular, dated July 31, 2007, and related Schedule 14D-9 of Meridian Gold Inc.

Gentlemen:

Reference is made to our opinion letter, dated July 30, 2007, with respect to whether the Consideration (as defined in the opinion letter) proposed to be paid pursuant to the Offer (as defined in the opinion letter) made by Yamana Gold Inc. to purchase all of the outstanding common shares (the “Company Shares”) of Meridian Gold Inc. (the “Company”) is adequate from a financial point of view to the holders of Company Shares.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Offer and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement, directors’ circular or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Directors’ Circular and Schedule 14D-9.

In that regard, we hereby consent to the reference to our opinion in the cover letter to the above-referenced Directors’ Circular and under the captions “Questions And Answers About The Inadequate Offer From Yamana Gold Inc.”, “Summary”, “Analysis and Reasons For Rejecting The Yamana Offer”, “Background Of The Yamana Offer And Response Of Meridian” and “Opinions of Financial Advisors”, to the inclusion of the foregoing opinion in the above-referenced Directors’ Circular and to the inclusion of the foregoing opinion in the above-mentioned Schedule 14D-9.

Very truly yours,

REJECT THE YAMANA OFFER AND DO NOT TENDER YOUR MERIDIAN SHARES

CERTIFICATE

DATED: July 31, 2007

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. The foregoing does not contain any misrepresentation likely to affect the value or the market price of the securities subject to the Yamana Offer within the meaning of the Securities Act (Québec).

On behalf of the Board of Directors

Brian J. Kennedy Chairman of the Board of Directors	Edward C. Dowling President, Chief Executive Officer and Director

REJECT THE YAMANA OFFER AND DO NOT TENDER YOUR MERIDIAN SHARES

SCHEDULE A

GLOSSARY

Unless the context otherwise requires or where otherwise provided, the following words and terms shall have the meanings set forth below when used in this Directors’ Circular. These defined words and terms may not conform to the defined terms used in the Schedules to this Directors’ Circular.

“1996 Stock Option Plan” means the stock option plan adopted by the Board of Directors on June 7, 1996.

“1999 Share Incentive Plan” means the share incentive plan approved by Meridian Shareholders in May 1999.

“2007 Share Incentive Plan” means the share incentive plan approved by Meridian Shareholders on May 1, 2007.

“AMF Regulation Q-27” means Regulation Q-27 Respecting Protection of Minority Shareholders in the Course of Certain Transactions of the Autorité des Marchés Financiers.

“associate” has the meaning ascribed thereto in the Securities Act (Ontario).

“Ag” means silver.

“Au” means gold.

“BMO Capital Markets” means BMO Nesbitt Burns Inc.

“Board” or “Board of Directors” means the board of directors of Meridian.

“cash costs” where reported by Yamana are determined in accordance with the Gold Institute’s Production Costs Standards, under which definition cash costs encompass site costs for all mining (excluding deferred stripping costs), processing and administration, royalties and production taxes, but exclude amortization, reclamation, financing, capital, and exploration costs. Cash costs include by-product credits from silver by-product production and exclude cash costs attributable to, and by-product credits from, copper and other base metal production. Where reported by Meridian, cash costs of production are essentially as set forth above and include by-product credits from silver and zinc production, where applicable. These measures differ from measures determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance or liquidity prepared in accordance with GAAP. These measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP.

“CAGR” means compound annual growth rate.

“CBCA” means the Canada Business Corporations Act.

“CIM” means the Canadian Institute of Mining, Metallurgy & Petroleum Classification System.

“directors” means the members of the Board of Directors being, as of the date of this Directors’ Circular, Edward C. Dowling, Richard P. Graff, Robert A. Horn, Brian J. Kennedy, Christopher R. Lattanzi, Malcolm W. MacNaught, Gerard E. Munera and Carl L. Renzoni.

“Equity Research community” means research analysts of brokers that provide recommendations and publish research with respect to publicly traded companies.

“Executive Bonus Plan” means the bonus plan approved by the Board of Directors for the executive officers of Meridian.

“executive officers” has the meaning ascribed thereto in the Securities Exchange Act of 1934, as amended, and includes (a) the chair of the Board of Directors, the chief executive officer and president, the chief financial officer and the vice-presidents of Meridian, (b) every individual who is designated as an officer under a by-law or similar authority of Meridian, and (c) every individual who performs functions similar to those normally performed by an individual referred to in (a) or (b).

“GAAP” means Generally Accepted Accounting Principles in Canada as amended from time to time.

“GEO” means Gold Equivalent Ounce. Except where otherwise noted, non-gold commodities are converted into GEO based on the median of long-term Equity Research community estimates, including median long-term pricing estimates for: gold, $550/oz (21 estimates); silver, $9.92/oz (20 estimates); copper, $1.30/lb (27 estimates); zinc, $0.65/lb (26 estimates); and molybdenum, $7.00/lb (7 estimates).

“Georgeson” mean Georgeson Shareholder Communications Canada Inc.

“Indicated mineral resource” means that part of a mineral resource for which quantity, grade or quality, densities, shape and physical characteristics can be estimated with a level of confidence sufficient to allow the appropriate application of technical and economic parameters to support mine planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough for geological and grade continuity to be reasonably assumed.

“Inferred Resource” means that part of a mineral resource for which quantity and grade or quality can be estimated on the basis of geological evidence and limited sampling and reasonably assumed, but not verified, geological and grade continuity. The estimate is based on limited information and sampling gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes.

“Long Term Incentive Plan” means the long term incentive plan of MGC designed to attract, retain and motivate employees, officers and directors of Meridian.

“MGC” means Meridian Gold Company, a subsidiary of Meridian.

“Measured mineral resource” means that part of a mineral resource for which quantity, grade or quality, densities, shape, and physical characteristics are so well established that they can be estimated with confidence sufficient to allow the appropriate application of technical and economic parameters to support mine or production planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough to confirm both geological and grade continuity.

“Measured & Indicated Resources” means Measured mineral resources and Indicated mineral resources collectively.

“Meridian” means Meridian Gold Inc., a corporation existing under and governed by the CBCA.

“Meridian Shareholders” means the holders of Meridian Shares.

“Meridian Shares” means common shares of Meridian.

“Mo” means molybdenum.

“NAV” means the net present value of projected cash flows of a company, plus the value of any other financial or non-financial assets, less liabilities.

“NAVPS” means NAV divided by diluted common shares currently outstanding.

“NI 43-101” means National Instrument 43-101 — Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators, which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects.

“Non-qualified Deferred Compensation Plan” means the non-qualified deferred compensation plan established by Meridian for a select group of management and/or highly compensated employees of Meridian.

“Northern Orion” means Northern Orion Resources Inc., a corporation existing under and governed by the laws of British Columbia, Canada.

“NYSE” means the New York Stock Exchange.

“OSC Rule 61-501” means Ontario Securities Commission Rule 61-501 — Take-Over Bids and Special Transactions.

“oz” means ounce or ounces.

“Permitted Bid” means a Permitted Bid as defined in the Shareholder Rights Plan Agreement.

“Post Retirement Medical Reimbursement Plan” means the plan created by a U.S. subsidiary of Meridian in 2006.

“Probable mineral reserve” means the economically mineable part of an Indicated mineral resource and, in some circumstances, a Measured mineral resource demonstrated by at least a preliminary feasibility study. This study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified.

“Proven mineral reserve” means the economically mineable part of a Measured mineral resource demonstrated by at least a preliminary feasibility study. This study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction is justified.

“Proven & Probable Reserves” means Proven mineral reserves and Probable mineral reserves collectively.

“reserve” means the economically mineable part of a Measured or Indicated resource demonstrated by at least a preliminary feasibility study. This study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified. A mineral reserve includes diluting materials and allowances for losses that may occur when the material is mined. Mineral reserves are subdivided in order of increasing confidence into probable mineral reserves and proven mineral reserves. A probable mineral reserve has a lower level of confidence than a proven mineral reserve.

“resource” means the concentration or occurrence of natural, solid, inorganic or fossilized organic material in or on the earth’s crust in such form and quantity and of such a grade or quality that it has reasonable prospects for economic extraction. The location, quantity, grade, geological characteristics and continuity of a mineral resource are known, estimated or interpreted from specific geological evidence and knowledge. Mineral resources which are not mineral reserves do not have demonstrated economic viability.

“Rights Plan” means the shareholder rights plan of Meridian pursuant to the Shareholder Rights Plan Agreement.

“ROCE” means operating income divided by the average of the difference of total assets and total liabilities at the beginning and end of the year. Operating income and balance sheet items adjusted for gross and net impact of impairment charges on mineral properties, respectively.

“SEC” means the United States Securities and Exchange Commission.

“Shareholder Rights Plan Agreement” means the shareholders rights plan agreement dated April 21, 1999, as amended on May 7, 2002 and February 22, 2005, between Meridian and Computershare Trust Company of Canada.

“TSX” means the Toronto Stock Exchange.

“Yamana” means Yamana Gold Inc., a corporation existing under and governed by the CBCA.

“Yamana Circular” means the offer to purchase and accompanying take-over bid circular dated July 19, 2007 of Yamana relating to the Yamana Offer.

“Yamana Offer” means the offer made by Yamana to purchase all of the outstanding Meridian Shares on the basis of 2.235 Yamana Shares and C$3.15 in cash for each Meridian Share, upon and subject to the terms and conditions set out in the Yamana Circular.

“Yamana Shares” means common shares of Yamana.

“Zn” means zinc.

SCHEDULE B

OPINION OF BMO CAPITAL MARKETS

July 30, 2007

The Board of Directors
Meridian Gold Inc.
9670 Gateway Drive, Suite 200
Reno, Nevada 89521

To the Board of Directors:

We understand that Yamana Gold Inc. (“Yamana”) has made an offer (the “Offer”) to purchase all the issued and outstanding common shares (the “Common Shares”) of Meridian Gold Inc. (“Meridian”), including common shares that may become outstanding upon the exercise of stock options, together with the associated rights issued under the shareholder rights plan (the “Shareholder Rights Plan”) of Meridian. The consideration offered pursuant to the Offer (the “Consideration”) is 2.235 common shares of Yamana and C$3.15 in cash for each Common Share tendered. Detailed terms and conditions, and other matters relating to the Offer are set forth in the offer and take-over bid circular of Yamana dated July 19, 2007 (the “Take-Over Bid Circular”).

We also understand that Yamana has entered into an agreement (the “Business Combination Agreement”) to acquire all of the outstanding common shares of Northern Orion Resources Inc. (“Northern Orion”) by way of a court approved plan of arrangement (the “Proposed Arrangement”). The consideration offered under the Proposed Arrangement is 0.543 common shares of Yamana and C$0.001 in cash for each Northern Orion common share. Detailed terms and conditions of the Business Combination Agreement and other matters relating to the Proposed Arrangement are set forth in the management information circular of Northern Orion dated July 20, 2007 (the “Management Circular”).

Engagement of BMO Capital Markets

BMO Nesbitt Burns Inc. (together with its affiliates, “BMO Capital Markets”) was engaged by Meridian pursuant to an agreement (the “Engagement Agreement”) dated July 1, 2007. Pursuant to the Engagement Agreement, BMO Capital Markets has agreed to, among other things, act as Meridian’s financial advisor in connection with a proposed change of control transaction involving Meridian and any other Transaction (as such term is defined in the Engagement Agreement) that may be proposed or solicited during the term of the Engagement Agreement. Pursuant to the Engagement Agreement, the Board of Directors has requested that we prepare and deliver this opinion (the “Opinion”) as to the adequacy, from a financial point of view, of the consideration offered to the holders of Common Shares pursuant to the Offer.

The terms of the Engagement Agreement provide that BMO Capital Markets is to be paid a fee for its services as financial advisor, including fees on delivery of the Opinion and fees that are contingent on a change of control of Meridian or certain other events. In addition, BMO Capital Markets is to be reimbursed for its reasonable out-of-pocket expenses and to be indemnified by Meridian in certain circumstances. BMO Capital Markets consents to the inclusion of the Opinion in its entirety and a summary thereof in the Director’s Circular which will be mailed to the shareholders of Meridian, and to the filing thereof, as necessary, by Meridian with securities commissions or similar regulatory authorities in Canada and the United States.

Credentials of BMO Capital Markets

BMO Capital Markets is one of Canada’s largest investment banking firms with operations in all facets of corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading, investment research and investment management. The Opinion is the opinion of BMO Capital Markets, the form and content of which have been approved for release by a committee of the directors and officers of BMO Capital Markets, each of whom is experienced in merger, acquisition, divestiture and fairness opinion matters.

Relationships with Interested Parties

Neither BMO Capital Markets, nor any of its affiliates, is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario)) of Meridian, Yamana or Northern Orion, or any of their respective associates or affiliates (collectively, the “Interested Parties”). BMO Capital Markets has not been engaged to provide any financial advisory services nor has it participated in any financings involving the Interested Parties, within the past two years, other than: (i) the services provided under the Engagement Agreement, and (ii) acting as co-manager on a C$200 million equity financing in May 2006 for Yamana. There are no understandings, agreements or commitments between BMO Capital Markets and any of the Interested Parties with respect to any future business dealings. BMO Capital Markets or its associated or affiliated entities may, in the future, in the ordinary course of their business, perform financial advisory or investment banking services for the Interested Parties from time to time.

BMO Capital Markets acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of the Interested Parties and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation. As an investment dealer, BMO Capital Markets conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to the Interested Parties and the Offer.

Scope of Review

In connection with rendering the Opinion, we have reviewed and relied upon (without attempting to verify independently the completeness or accuracy of), or carried out, among other things, the following:

a)	the Take-Over Bid Circular;

b)	the Business Combination Agreement and Management Circular;

c)	the most recent draft of the Meridian Directors’ Circular (the “Draft Directors’ Circular);

d)	the financial model for the Company developed and provided by Meridian management;

e)	the financial model for Yamana and Northern Orion developed and provided by Meridian management;

f)	certain other internal information prepared and provided to us by Meridian management, concerning the business, operations, assets, liabilities and prospects of Meridian;

g)	discussions with Meridian management concerning Meridian’s financial condition, its future business prospects, the background to the Offer and potential alternatives to the Offer;

h)	public information (including that prepared by industry research analysts) relating to the business, operations financial condition and trading history of Meridian, Yamana, Northern Orion and other public companies we considered relevant;

i)	Meridian’s Shareholder Rights Plan dated as of April 21, 1999, as amended on May 7, 2002 and February 22, 2005;

j)	information with respect to selected precedent transactions we considered relevant;

k)	a letter of representation as to certain factual matters and the completeness and accuracy of the information upon which the Opinion is based, addressed to us and dated the date hereof, provided by senior officers of Meridian; and

l)	such other information, investigations, analyses and discussions (including discussions with senior management, Meridian’s legal counsel, and other third parties) as we considered necessary or appropriate in the circumstances.

BMO Capital Markets has not, to the best of its knowledge, been denied access by Meridian to any information under its control requested by BMO Capital Markets.

Assumptions and Limitations

Our opinion is subject to the assumptions, explanations and limitations set forth below.

We have not been asked to prepare and have not prepared a formal valuation or appraisal of Meridian or any of its securities or assets and our opinion should not be construed as such. We have, however, conducted such analyses as we considered necessary in the circumstances. In addition, the Opinion is not, and should not be construed as, advice as to the price at which Meridian common shares may trade at any future date. BMO Capital Markets was similarly not engaged to review any legal, tax or accounting aspects of the Offer.

With your approval and agreement, we have relied upon, and have assumed the completeness, accuracy and fair presentation of all financial and other information, data, advice, opinions and representations obtained by us from public sources (including the Offer) or provided to us by or on behalf of Meridian and its agents and advisors or otherwise obtained pursuant to our engagement, including the Draft Directors’ Circular. The Opinion is conditional upon such completeness, accuracy and fair presentation. We have not been requested to independently verify and, subject to the exercise of professional judgment, have not independently verified the completeness or accuracy of any such information, data, advice, opinions and representations.

With respect to budgets, financial forecasts, projections or estimates provided to BMO Capital Markets and used in its analyses, we have noted that projecting future results of any company is inherently subject to uncertainty. We have assumed, however, that such budgets, financial forecasts, projections and estimates were reasonably prepared on bases reflecting the best currently available estimates and judgment of Meridian and are (or were at the time and continue to be) reasonable in the circumstances.

Senior officers of Meridian have represented to BMO Capital Markets in a certificate delivered as of the date hereof, among other things, that (i) the information, data and other material (financial and otherwise) (the “Information”) provided by or on behalf of Meridian and its agents and advisors to BMO Capital Markets for the purpose of preparing the Opinion was, at the date such Information was provided to BMO Capital Markets, and is complete, true and correct in all material respects, and did not and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the Information not misleading in light of the circumstances under which such Information was provided; and that (ii) since the dates on which the Information was provided to BMO Capital Markets, except as disclosed in writing to BMO Capital Markets, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of Meridian or any of its subsidiaries and no material change has occurred in such Information or any part thereof that would have or could reasonably be expected to have a material effect on the Opinion.

In preparing the Opinion, we have made several assumptions, including that the disclosure provided or incorporated by reference in the Take-Over Bid Circular and Draft Directors’ Circular with respect to Meridian and its subsidiaries and the Offer is accurate in all material respects. We also made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of BMO Capital Markets and any party involved in the Offer.

The Opinion is rendered as at the date hereof and on the basis of securities markets, economic and general business and financial conditions prevailing as at the date hereof and the conditions and prospects, financial and otherwise, of (i) Meridian as they are reflected in the Information and as they were represented to us in our discussions with the Board of Directors and management of Meridian, and (ii) Yamana and Northern Orion as they are reflected in publicly available information.

The Opinion is provided for the use of the Board of Directors in connection with its consideration of the Offer. The Opinion does not constitute a recommendation to the Board of Directors or any shareholder of Meridian as to whether shareholders of Meridian should accept the Offer. Except as contemplated herein, the Opinion is not to be reproduced, disseminated, quoted from or referred to (in whole or in part) without our prior written consent.

BMO Capital Markets disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of BMO Capital Markets after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Opinion after the date hereof, BMO Capital Markets reserves the right to change, modify or withdraw the Opinion.

The preparation of the Opinion is a complex process and is not necessarily capable of being partially analyzed or summarized. BMO Capital Markets believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create an incomplete view of the process underlying the Opinion. The Opinion should be read in its entirety and should not be construed as a recommendation to any shareholder as to whether to tender their common shares to the Offer.

Opinion

Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Consideration is inadequate from a financial point of view to the holders of Common Shares.

Yours truly,

SCHEDULE C

OPINION OF GOLDMAN, SACHS & CO.

PERSONAL AND CONFIDENTIAL

July 30, 2007

Board of Directors
Meridian Gold Inc.
9670 Gateway Drive
Suite 200
Reno, NV, USA 89521

Gentlemen:

You have requested our opinion with respect to whether the Consideration (as defined below) proposed to be paid pursuant to the offer (the “Offer”) made by Yamana Gold Inc. (“Yamana”) to purchase all of the outstanding common shares (the “Company Shares”) of Meridian Gold Inc. (the “Company”) (other than any Company Shares owned directly or indirectly by Yamana), as described in the offer to purchase and circular and associated documents filed in Canada by Yamana on July 19, 2007 (together, the “Circular”), is adequate from a financial point of view to the holders of Company Shares. The consideration under the Offer is 2.235 common shares (each, a “Yamana Share”) of Yamana plus Canadian Dollars 3.15 in cash for each Company Share accepted (the “Consideration”). We note that the Circular provides that if the Offer is completed, Yamana intends to pursue an amalgamation, statutory arrangement, amendment to articles, consolidation, capital reorganization, or other transaction involving Yamana or an affiliate of Yamana and the Company in order to acquire the Company Shares not accepted in the Offer.

We also understand that Yamana and Northern Orion Resources Inc. (“Northern Orion”) have entered into a Business Combination Agreement, dated July 19, 2007 (the “Northern Orion Agreement”). The Northern Orion Agreement provides for Yamana to acquire all of the outstanding common shares of Northern Orion (the “Northern Orion Shares”) (other than any Northern Orion Shares owned directly or indirectly by Yamana) in a transaction pursuant to which Yamana or a wholly owned subsidiary of Yamana will exchange 0.543 of a Yamana Share plus Canadian Dollars 0.001 in cash for each Northern Orion Share via a plan of arrangement. We note that the Northern Orion Agreement is conditional upon, among other conditions, completion of the Offer, and the Offer is conditional upon, among other conditions, the waiver or satisfaction of all the conditions necessary for the completion of the transaction contemplated by the Northern Orion Agreement.

We have acted as financial advisor to the Company in connection with its consideration of the Offer pursuant to our engagement by the Company, and expect to receive fees from the Company in connection with the Company’s consideration of the Offer. The Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of this engagement. In addition, we have provided, and

Board of Directors
Meridian Gold Inc.
July 30, 2007
Page Two

are currently providing, certain investment banking and other financial services to the Company and its affiliates. We also may provide investment banking and other financial services to the Company, Yamana, Northern Orion, and their respective affiliates in the future. In connection with the above-described services we have received, and may receive, compensation.

Goldman, Sachs & Co. and its affiliates are engaged in securities trading, investment banking and financial advisory, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, Yamana, Northern Orion and their respective affiliates, and may at any time make or hold investments or co-investments, hold long or short positions, and actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Company, Yamana, Northern Orion and any of their respective affiliates or any currency or commodity that may be involved in the Offer for their own account and for the accounts of their customers.

In connection with this opinion, we have reviewed, among other things, the Circular; a draft of the Directors’ Circular of the Company relating to the Offer; the Northern Orion Agreement and certain related documents, each dated July 19, 2007; annual reports to shareholders and Annual Reports on Form 40-F of the Company for the five fiscal years ended December 31, 2006; annual reports to shareholders and Annual Reports on Form 40-F of Yamana for the three fiscal years ended December 31, 2006 and annual reports to shareholders of Yamana for the fiscal years ended February 29, 2004 and February 28, 2003; the Annual Report on Form 40-F of Northern Orion for the fiscal year ended December 31, 2006 and annual reports to shareholders and Annual Reports on Form 40-F of Northern Orion for the three fiscal years ended December 31, 2005; the Annual Information Forms of the Company and Northern Orion for the five fiscal years ended December 31, 2006; the Annual Information Forms of Yamana for the three fiscal years ended December 31, 2006 and the Annual Information Forms of Yamana for the fiscal years ended February 29, 2004 and February 28, 2003; certain interim reports to shareholders and quarterly reports on Form 6-K of the Company, Yamana and Northern Orion; certain other communications from the Company, Yamana and Northern Orion to their respective shareholders; certain publicly available research analyst reports for the Company, Yamana and Northern Orion; and certain internal financial analyses and forecasts for the Company, Yamana and Northern Orion prepared by the Company’s management (collectively, the “Forecasts”). We also have held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company, Yamana and Northern Orion, as well as the Company’s assessment of the synergies described in the Circular. We also have reviewed the reported price and trading activity for the Company Shares, the Yamana Shares and the Northern Orion Shares, compared certain financial and stock market information for the Company, Yamana and Northern Orion with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the gold industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with, provided to or reviewed by us. In that regard, we have assumed that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company. As you are aware, we have not been provided with

Board of Directors
Meridian Gold Inc.
July 30, 2007
Page Three

access to the management, internal financial information, projections of future financial performance, estimates of the reserve base, production profile or cash and total cost estimates of either Yamana or Northern Orion. As a result, with your consent, our review of such matters has been limited to discussions with management of the Company about their assessment of such matters, and our review of certain publicly available information and certain research analyst estimates of the future financial performance of Yamana and Northern Orion. We have relied upon, without independent verification, the Company’s estimates of the reserve base, production profile and cash and total cost estimates of the Company, Yamana and Northern Orion. In addition, we have not made an independent evaluation, appraisal or geological or technical assessment of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company, Yamana, Northern Orion, or any of their respective subsidiaries and we have not been furnished with any such valuation, appraisal or assessment. Senior management of the Company has provided to us, in a certificate delivered as of the date hereof, representations regarding, among other things, the accuracy of the information, data and other material (financial or otherwise) provided to us by or on behalf of the Company and the absence of changes thereto. Our opinion does not address any legal, regulatory, tax or accounting matters.

Our opinion does not address the relative merits of the Offer as compared to any other strategic alternatives that may be available to the Company. In addition, we are not expressing any opinion as to the prices at which Company Shares or Yamana Shares will trade at any time. Our opinion is necessarily based on economic, monetary, market (including the commodities market) and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Offer, and such opinion does not constitute a recommendation as to whether or not any holder of Company Shares should tender such Company Shares in connection with the Offer.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid pursuant to the Offer is inadequate from a financial point of view to the holders of Company Shares.

Very truly yours,

SCHEDULE D

SUMMARY OF SHAREHOLDER RIGHTS PLAN

Meridian Gold Inc. (“Meridian” or the “Company”) has filed its shareholder rights plan (the “Rights Plan”) at www.sedar.com. The full text of the Rights Plan is contained in an agreement dated as of April 21, 1999, as subject to reconfirmation by Meridian’s shareholders every three years and, accordingly, amended on May 7, 2002 and February 22, 2005, between Meridian and Computershare Trust Company of Canada, as rights agent. One of the purposes of the Rights Plan is to provide shareholders of Meridian (“Meridian Shareholders”) with enough time to assess the merits of any unsolicited take-over bid for the Company. It is also intended to give the Board of Directors of Meridian (the “Board of Directors”) sufficient time to consider the bid, to pursue alternatives to enhance shareholder value and to permit other bids to come forward. The following is a summary of the principal terms of the Rights Plan, which is qualified in its entirety by reference to the text of the Rights Plan.

Issuance of Rights

The Rights Plan provides that one right (a “Right”) would be issued in respect of each of the outstanding common shares (the “Meridian Shares”) of Meridian to holders as of the effective date of the agreement, as well as in respect of each Meridian Share issued after the effective date and prior to the Separation Time (as defined below).

Trading of Rights

Notwithstanding the effectiveness of the Rights Plan, the Rights are not exercisable until the Separation Time and certificates representing the Rights have not been sent to Meridian Shareholders. Certificates for Meridian Shares issued after the effective date of the Rights Plan contain a notation incorporating the Rights Plan by reference. Until the Separation Time, or earlier termination or expiration of the Rights, the Rights are evidenced by and transferred with the associated Meridian Shares and the surrender for transfer of any certificate representing Meridian Shares will also constitute the surrender for transfer of the Rights associated with those Meridian Shares. After the Separation Time, the Rights will become exercisable and begin to trade separately from the associated Meridian Shares. The initial exercise price under each Right in order to acquire a Meridian Share is C$75 (the “Exercise Price”).

Separation of Rights

The Rights will become exercisable and begin to trade separately from the associated Meridian Shares at the “Separation Time” which is generally the close of business on the tenth trading day after the earliest to occur of (a) a public announcement that a person or a group of affiliated or associated persons has acquired beneficial ownership of 20% or more of the outstanding Meridian Shares (becoming an “Acquiring Person”) other than as a result of (i) a reduction in the number of Meridian Shares outstanding, (ii) a “Permitted Bid” or “Competing Permitted Bid” (as defined below), (iii) acquisitions of Meridian Shares in respect of which the Board of Directors has waived the application of the agreement, or (iv) other specified exempt acquisitions in which Meridian Shareholders participate on a pro rata basis; (b) the date of commencement of, or the first public announcement of an intention of any person to commence, a take-over bid where the Meridian Shares subject to the bid owned by that person (including affiliates, associates and others acting jointly or in concert therewith) would constitute 20% or more of the outstanding Meridian Shares; and (c) the date upon which a Permitted Bid or Competing Permitted Bid ceases to be such.

As soon as practicable following the Separation Time, separate certificates evidencing rights (“Rights Certificates”) will be mailed to the holders of record of Meridian Shares as of the Separation Time and the Rights Certificates alone will evidence the Rights.

When Rights become Exercisable

After the Separation Time, each Right entitles the holder thereof to purchase one Meridian Share at the Exercise Price. Following a transaction which results in a person becoming an Acquiring Person (a “Flip-in-Event”), the Rights entitle the holder thereof (other than a holder who is an Acquiring Person) to receive, upon exercise, such number of Meridian Shares which have an aggregate market value (as of the date of the Flip-In Event) equal to twice the then Exercise Price of the Rights. In such event, however, any Rights beneficially owned by an Acquiring Person (including affiliates, associates and others acting jointly or in concert therewith), or a transferee or any such person, will be void. A Flip-in-Event does not include acquisitions approved by the Board of Directors or acquisitions pursuant to a Permitted Bid or Competing Permitted Bid.

Permitted Bids

The Rights Plan includes a “Permitted Bid” concept whereby a take-over bid will not trigger the Rights if the bid meets certain conditions. A “Permitted Bid” is defined as an offer to acquire Meridian Shares or securities that are eligible to be converted into Meridian Shares for cash or securities made by means of a take-over bid circular where the Meridian Shares (including Meridian Shares that may be acquired upon conversion of securities convertible into Meridian Shares) subject to the offer, together with shares beneficially owned by the offeror at the date of the offer (including its affiliates, associates and others acting jointly or in concert therewith), constitute 20% or more of the outstanding Meridian Shares and that also complies with the following additional provisions:

(a)	the bid must be made to all the holders of Meridian Shares as registered on the books of the Company other than the offeror; and

(b)	the bid must contain the following irrevocable and unqualified conditions:

(i)	no Meridian Shares will be taken up or paid for prior to the close of business on the 60th day following the date of the bid and then only if more than 50% of the Meridian Shares held by Independent Shareholders (as referred to below) have been deposited or tendered to the bid and not withdrawn;

(ii)	Meridian Shares may be deposited pursuant to the bid, unless it is withdrawn, at any time prior to the date shares are first taken up or paid for under the bid;

(iii)	Meridian Shares deposited pursuant to the bid may be withdrawn until taken up or paid for; and

(iv)	if the deposit condition referred to in (b)(i) above is satisfied, the offeror will extend the bid for deposit of Meridian Shares for at least ten business days from the date such extension is publicly announced.

“Independent Shareholders” are defined as holders of Meridian Shares other than (i) an Acquiring Person, (ii) any offeror making a take-over bid, (iii) any affiliate or associate of an Acquiring Person or offeror, (iv) persons acting jointly or in concert with an Acquiring Person, and (v) employee benefit, stock purchase or certain other plans or trusts for employees of Meridian or its wholly-owned subsidiaries unless the beneficiaries of such plans or trusts direct the voting or tendering to a take-over bid of the Meridian Shares.

Competing Permitted Bids

A “Competing Permitted Bid” is a take-over bid made after a Permitted Bid has been made and prior to its expiry that satisfies all of the provisions of a Permitted Bid, except that it must remain open for acceptance until no earlier than the later of (i) 35 days after the date of the bid and (ii) the 60th day after the earliest date on which another Permitted Bid then in existence was made, and only if at that date more than 50% of the Meridian Shares owned by Independent Shareholders have been deposited to the Competing Permitted Bid and not withdrawn. The reduction in the time for acceptance of a Competing Permitted Bid is designed to allow, as nearly as practicable, all bids to be dealt with by the Meridian Shareholders within substantially the same timeframe.

Redemption and Waiver

The Rights may be redeemed by the Board of Directors, with the prior approval of the holders of Meridian Shares or Rights, as the case may be, at any time prior to the occurrence of a Flip-in-Event at a redemption price of C$0.0001 per Right. Rights are deemed to have been redeemed if a bidder successfully completes a Permitted Bid.

Under the Rights Plan, the Board of Directors can (i) waive the application of the Rights Plan to enable a particular take-over bid to proceed, in which case the Rights Plan will be deemed to have been waived with respect to any other take-over bid made prior to the expiry of any bid subject to such waiver or (ii) with the prior approval of the holders of Meridian Shares or rights, redeem the rights for nominal consideration at any time prior to a Flip-in-Event.

Protection Against Dilution

The Exercise Price, the number and nature of securities which may he purchased upon the exercise of Rights and the number of Rights outstanding are subject to adjustment from time to time to prevent dilution in the event of stock dividends, subdivisions, consolidations, reclassifications or other changes in the outstanding Meridian Shares, pro rata distributions to holders of Meridian Shares and other circumstances where adjustments are required to appropriately protect the interests of the holders of Rights.

SCHEDULE E

IMPORTANT INFORMATION REGARDING MERIDIAN’S RESOURCES & RESERVES

Although Meridian has carefully prepared and verified its calculations of its reserves and resources presented below and elsewhere in this Directors’ Circular and believes that its methodology has been confirmed through mining experience, such figures are estimates and no assurance can be given that the indicated level of metals will be produced. Price fluctuations may subsequently render reserves containing comparatively lower grades of mineralization uneconomic. Additionally, short-term operating factors relating to the reserves, such as the need for orderly development of mineable bodies or the processing of new or different material types, may cause reserves to be modified in the future. Resources that are not reserves do not have demonstrated economic viability.

Disclosure with respect to Meridian’s reserves and resources in respect of El Peñón, Esquel and Rossi is included in Meridian’s annual information form for the year ended December 31, 2006, dated March 28, 2007, and in Meridian’s Annual Report on Form 40-F for the fiscal year ended December 31, 2006. In addition, disclosure with respect to Minera Florida is contained in the technical report titled “Technical Report on the Alhué Gold Project of Minera Florida Limitada, Chile” dated January 17, 2007 (amended) by Hrayr Agnerian, P. Geo., and Jim Pearson, P. Eng., of Scott Wilson Roscoe Postle Associates Inc. (“RPA”), all of whom are qualified persons as defined in NI 43-101. The documents may be found on SEDAR at www.sedar.com or on the SEC’s website at www.sec.gov.

E-1

Meridian’s internal estimates of reserves and resources as of December 31, 2006 and December 31, 2005 are as follows:

MINERAL RESERVES AND RESOURCES (1)

	December 31, 2006							December 31, 2005
											Contained
	Grade					Contained Ounces(2)		Grade			Ounces(2)
	Tonnes	Gold	Silver	Zinc	Gold	Silver	Zinc	Tonnes	Gold	Silver	Gold	Silver
	(000,000)(2)	(g/t)	(g/t)	(%)	(oz)	(oz)	(tonnes)	(000,000)(2)	(g/t)	(g/t)	(K oz)	(K oz)

El Peñón
Proven	2.2	8.09	285.4	—	560,207	19,763,883	—	—	—	—	—	—
Probable	7.1	6.16	271.4	—	1,407,260	62,027,125	—	—	—	—	—	—
Total (Proven & Probable)	9.3	6.61	274.6	—	1,967,467	81,791,007	—	8.4	7.8	283	2,109	76,396
Mineral resources
Measured & Indicated	3.6	8.1	208	—	935,000	24,021,000	—	2.7	8.5	222	741	19,337
Inferred	2.5	7.9	263	—	626,000	20,759,000	—	2.3	8.2	380	595	27,700
Minera Florida
Proven	0.6	5.14	15.2	1.5	98,000	289,000	9,000	—	—	—	—	—
Probable	1.6	5.40	31.6	1.4	272,000	1,590,000	22,000	—	—	—	—	—
Total (Proven & Probable)	2.2	5.34	27.1	1.5	369,000	1,878,000	31,000
Mineral resources
Measured	0.3	4.32	8.1	1.0	47,000	87,000	3,000	—	—	—	—	—
Indicated	1.6	4.67	19.1	1.3	243,000	993,000	21,000	—	—	—	—	—
Inferred	2.9	5.5	30	1.4	504,000	2,752,000	40,000	—	—	—	—	—
Rossi (40% share)(3)
Proven & Probable
Reserves	—	—	—	—	—	—	—	—	—	—	—	—
Mineral resources
Indicated	0.2	15.4	—	—	109,195	—	—	0.2	15.4	—	109	—
Inferred	0.3	12.9	—	—	132,983	—	—	0.3	12.9	—	133	—
Esquel
Proven & Probable Reserves	—	—	—	—	—	—	—	—	—	—	—	—
Mineral resources
Measured	3.8	15.23	24		1,845,700	2,912,600	—	—	—	—	—	—
Indicated	0.9	14.07	19.5		440,300	610,000	—	—	—	—	—	—
Total (Measured & Indicated)	4.7	15.0	23	—	2,286,000	3,522,600	—	4.7	15.0	23	2,286	3,23
Inferred	0.9	9.9	21	—	273,800	574,500	—	0.9	9.9	21	274	575
Total — Meridian’s Share
Proven & Probable	11.5	6.3	226	1.5	2,336,467	83,669,007	31,000	8.4	7.8	28.3	2,109	76,396
Reserves
Mineral resources
Measured & Indicated	10.5	10.7	85	1.2	3,620,195	28,624,000	24,000	7.6	12.8	90	3,136	2,860
Inferred	6.6	7.2	114	1.4	1,536,783	24,086,000	40,000	3.5	8.9	251	1,001	28,275

	2006			2005
Metal Price Assumptions:	Gold	Silver	Zinc	Gold	Silver

El Peñón	$470	$7.50	$—	$350	$6.00
Minera Florida	$470	$7.50	$1,600	$—	$—
Rossi	$—	$—	$—	$—	$—
Esquel	$—	$—	$—	$—	$—

The total may not add due to rounding.

The December 31, 2006 models were prepared under the supervision of Greg Walker, P. Geo., an employee of Meridian, and were audited by Dave Rennie, P. Eng., and Jim Pearson, P. Eng., of RPA, all of whom are qualified persons as defined in NI 43-101.

The June 30, 2006 Minera Florida models were prepared under the supervision of Greg Walker, P. Geo., an employee of Meridian, and were audited by Hrayr Agnerian, P. Geo., and Jim Pearson, P. Eng., of RPA, all of whom are qualified persons as defined in NI 43-101.

E-2

The Rossi resources were prepared as of December 31, 2005 under the supervision of Robert Wheatley, P. Geo., an employee of Meridian and a qualified person as defined in NI 43-101. An independent resource and reserve audit of the Barrick Gold resource and reserve modeling will be conducted in 2007 and a NI 43-101 Technical Report will be issued.

The Esquel resource models were prepared as of December 31, 2002 under the supervision of Greg Walker, P. Geo., an employee of Meridian and a qualified person as defined in NI 43-101. The reserves were removed from the reserve and resource schedule because of continuing delays in permitting the project. Resources were restated at a 5.0 g/t gold cutoff to reflect the probable change to an underground mining operation from a combination open pit and underground operation. The reported resources at a 5.0 g/t Au cutoff are taken from Tables 1.1 and 1.2 of the March 2003 Technical Report. These resources may be affected by negotiations to address the community’s objections to project development. The change in reserve and resource reporting was approved by Robin Young, P.Geo., of Western Services Engineering Inc. as the independent qualified person as defined in NI 43-101, who prepared the March 2003 Technical Report.

(1)	Based on optimized mine plans, which incorporate as necessary the impacts of dilution and access for Meridian’s operations.

(2)	Contained ounces exceed recoverable ounces due to metal losses experienced during the extraction process. Precious metal recoveries are dependent on the process used, grade of ore and metallurgy. Estimated gold recoveries for the El Peñón mill material are 96%. Estimated recoveries for Mineral Florida are 81%. These estimated recoveries have not been reflected in the tables above.

(3)	This data represents solely Meridian’s 40% share of the mineral reserves/resources of the Rossi Joint Venture. Barrick Gold Corporation acquired a 60% ownership in the Rossi property during 2003.

Reconciliation of Mineral Reserves

	Dec. 31, 2005 Reserves		Ounces Produced in 2006		Increase (Decrease)		Dec. 31, 2006
	Gold Ounces	Silver Ounces	Gold Ounces	Silver Ounces	Gold Ounces	Silver Ounces	Gold Ounces	Silver Ounces
	(In millions)

El Peñón	2.0	76.4	0.2	6.5	0.1	11.9	2.0	81.8
Minera Florida	—	—	0.1	0.1	0.5	2.0	0.4	1.9

Total	2.1	76.4	0.3	6.6	0.6	13.9	2.3	83.7

E-3.1

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